                                                                     Exhibit 2.1

                                                                  EXECUTION COPY
                                                                    CONFIDENTIAL

                            SHARE PURCHASE AGREEMENT

                                  by and among

                          NUANCE COMMUNICATIONS, INC.,

                             BETHANY ADVISORS INC.,

                      FOCUS SOFTEK INDIA (PRIVATE) LIMITED
  (solely for purposes of SECTIONS 1.1, 1.3, 1.5(B), 1.10 and the Sections of
                          ARTICLE IX related thereto),

                                       and

            U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent hereunder

                           DATED AS OF MARCH 13, 2007

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Article I THE ACQUISITION TRANSACTIONS...................................     2
   1.1    Certain Definitions............................................     2
   1.2    The Share Purchase and Sale....................................     5
   1.3    IP Quitclaim; Transferred Employees............................     5
   1.4    The Closing....................................................     6
   1.5    Payment of Purchase Price and Quitclaim Price; Instruments
          of Sale........................................................     7
   1.6    Purchase Price Adjustments.....................................     8
   1.7    Net Working Capital Adjustment.................................     8
   1.8    Termination of Convertible and Other Securities................     9
   1.9    Withholding Taxes..............................................     9
   1.10   Taking of Necessary Action; Further Action.....................     9

Article II REPRESENTATIONS AND WARRANTIES OF SELLER......................    10
   2.1    Organization; Power............................................    10
   2.2    Target Capital Structure; Title to Shares......................    11
   2.3    Subsidiaries; Subsidiary Capital Structure.....................    12
   2.4    Authority......................................................    13
   2.5    No Conflict....................................................    13
   2.6    Consents.......................................................    14
   2.7    Financial Statements; Internal Controls; Accounts Receivable...    14
   2.8    No Undisclosed Liabilities.....................................    15
   2.9    No Changes.....................................................    15
   2.10   Tax Matters....................................................    15
   2.11   Restrictions on Business Activities............................    18
   2.12   Title to Properties; Absence of Liens and Encumbrances;
          Condition of Equipment; Customer Information...................    18
   2.13   Intellectual Property..........................................    19
   2.14   Agreements, Contracts and Commitments..........................    23
   2.15   Interested Party Transactions; Intercompany Accounts...........    26
   2.16   Governmental Authorization.....................................    26
   2.17   Litigation.....................................................    26
   2.18   Minute Books...................................................    27
   2.19   Environmental Matters..........................................    27
   2.20   Brokers' and Finders' Fees; Third Party Expenses...............    27
   2.21   Employee Benefit Plans and Compensation........................    27
   2.22   Insurance......................................................    33
   2.23   Compliance with Laws...........................................    33
   2.24   Warranties; Indemnities........................................    34

   2.25   Bank Accounts, Letters of Credit and Powers of Attorney........    34
   2.26   Entire Business; Sufficiency of Assets.........................    34
   2.27   Products.......................................................    34
   2.28   Reorganization.................................................    34
   2.29   HIPAA Matters..................................................    35
   2.30   Corrupt Practices..............................................    35
   2.31   Complete Copies of Materials...................................    36
   2.32   Representations Complete.......................................    36

Article III REPRESENTATIONS AND WARRANTIES OF BUYER......................    36
   3.1    Organization; Power............................................    36
   3.2    Authority......................................................    36
   3.3    Conflicts......................................................    36
   3.4    Consents.......................................................    37
   3.5    Capital Resources..............................................    37
   3.6    Broker's and Finders' Fees.....................................    37
   3.7    Compliance with Laws...........................................    37
   3.8    Litigation.....................................................    37
   3.9    Buyer Restricted Stock.........................................    38

Article IV CONDUCT OF BUSINESS PRIOR TO THE CLOSING......................    38
   4.1    Conduct of the Business........................................    38
   4.2    No Solicitation................................................    41
   4.3    Procedures for Requesting Buyer Consent........................    42

Article V ADDITIONAL AGREEMENTS..........................................    43
   5.1    Non-Competition; Non-Solicitation; No-Hire.....................    43
   5.2    Access to Information..........................................    44
   5.3    Confidentiality................................................    44
   5.4    Expenses.......................................................    44
   5.5    Public Disclosure and Other Communications.....................    45
   5.6    Filings and Consents...........................................    45
   5.7    Reasonable Best Efforts........................................    45
   5.8    Notification of Certain Matters................................    45
   5.9    Employment Arrangements; Employee Communications...............    46
   5.10   Intercompany Accounts; Related-Party Contracts.................    46
   5.11   Tax Matters....................................................    47
   5.12   Audit Opinion..................................................    48
   5.13   Trademarks.....................................................    49

Article VI CONDITIONS TO THE SHARE PURCHASE..............................    49
   6.1    Conditions to Obligations of Each Party to Effect the Share
          Purchase.......................................................    49
   6.2    Conditions to the Obligations of Buyer.........................    49

   6.3    Conditions to Obligations of Seller............................    52

Article VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW...........    53
   7.1    Survival of Representations, Warranties and Covenants..........    53
   7.2    Indemnification................................................    53
   7.3    Escrow Arrangements; Threshold Amounts and Determination of
          Losses; Claims Procedures......................................    55
   7.4    Exclusive Remedy...............................................    62
   7.5    Limitation of Liability........................................    63
   7.6    Insurance Claims...............................................    64

Article VIII TERMINATION, AMENDMENT AND WAIVER...........................    64
   8.1    Termination....................................................    64
   8.2    Effect of Termination..........................................    65
   8.3    Amendment......................................................    65
   8.4    Extension; Waiver..............................................    65

Article IX GENERAL PROVISIONS............................................    65
   9.1    Notices........................................................    65
   9.2    Interpretation.................................................    67
   9.3    Counterparts...................................................    67
   9.4    Entire Agreement; Assignment...................................    67
   9.5    Severability...................................................    67
   9.6    Other Remedies.................................................    68
   9.7    Governing Law..................................................    68
   9.8    Rules of Construction..........................................    68
   9.9    WAIVER OF JURY TRIAL...........................................    68

                         INDEX OF EXHIBITS AND SCHEDULES

EXHIBIT               DESCRIPTION
-------               ------------------------------------------
Exhibit A             Form of Employment Offer Letter
Exhibit B             Guaranty
Exhibit C             HRMS License
Exhibit D             Form of Resignation Letter
Exhibit E-1           Legal Opinion of BVI Counsel for Seller
Exhibit E-2           Legal Opinion of Indian Counsel for Seller
Exhibit F             Certificate of FEL
Exhibit G             Money Market Account Terms and Conditions
Exhibit H             Customer Identification Program Notice

SCHEDULES             DESCRIPTION
---------             ------------------------------------------
Schedule 1.1(a)       Material Adverse Effect Exception
Schedule 1.3(d)       Softek Employees
Disclosure Schedule   Seller Disclosure Schedule
Schedule 6.2(e)       Agreements to be Terminated at Closing
Schedule 6.2(k)       BVI Corporate Documents and Instruments

     THIS SHARE PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of March 13, 2007 by and among Nuance Communications, Inc., a Delaware corporation ("BUYER"), Bethany Advisors Inc., a company incorporated with limited liability as a BVI Business Company (BVI Company No. 1005625) under the laws of the British Virgin Islands ("SELLER"), Focus Softek India (Private) Limited (solely for purposes of SECTIONS 1.1, 1.3, 1.5(B) and 1.10 hereto and the Sections of ARTICLE IX related thereto), a limited liability company incorporated under the laws of India ("FOCUS SOFTEK"), and, U.S. Bank National Association, as escrow agent hereunder, and as a party to this Agreement solely with respect to ARTICLE VII herein (the "ESCROW AGENT"). Buyer and Seller are sometimes referred to herein as the "INTERESTED PARTIES."

                                    RECITALS

     A. Seller and Focus Enterprises Limited, a company incorporated with limited liability and re-registered as a BVI Business Company (BVI Company No. 1052675) ("FEL") have caused the Reorganization (as defined herein) to be consummated with respect to the Business (as defined herein);

     B. The Boards of Directors of each of Buyer, Focus Softek and Seller believe it is in the best interests of each company and its respective stockholders or shareholders, as the case may be, that Buyer acquire, pursuant to the terms and conditions set forth herein, the medical transcription services business owned and operated by Seller, its Subsidiaries, their Affiliates (each as defined herein), including all operations and activities of Seller and its Subsidiaries and Affiliates with respect to the design, manufacture, marketing, sale, support and maintenance of the Products (the "BUSINESS"), through (i) a purchase of all of the outstanding shares and other outstanding securities of Bluestar Resources Ltd. ("TARGET"), a company incorporated with limited liability as a BVI Business Company (BVI Company No. 1028487) under the laws of the British Virgin Islands (the "SHARE PURCHASE) concurrently with (ii) the consummation of the Quitclaim (as defined herein) by Focus Softek to Focus Infosys (India) Private Limited, a limited liability company incorporated under the laws of India ("FIIPL")) (the Quitclaim together with the Share Purchase, (the "ACQUISITION TRANSACTIONS") and, in furtherance thereof, have approved the Acquisition Transactions, as applicable, along with each such company's stockholders or shareholders, as the case may be.

     C. In connection with the Acquisition Transactions Seller, on the one hand, and Buyer, on the other hand, desire to make certain representations, warranties, covenants and other agreements.

     D. Concurrently with the execution and delivery of this Agreement, as a material inducement to Buyer to enter into this Agreement, certain individuals are entering into offer letters with FIIPL or Focus Enterprises Limited (d/b/a Focus Infomatics, Inc.), a Delaware corporation ("FII"), each in substantially the form attached hereto as EXHIBIT A (the "EMPLOYMENT OFFER LETTERS"), setting forth the principal terms and conditions of their employment.

     E. Concurrently with the execution and delivery of this Agreement and as a material inducement to Buyer to enter into this Agreement, Mr. Anirudh Baheti is entering into a guaranty (the "GUARANTY") attached hereto as EXHIBIT B.

     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

                                   ARTICLE I

                          THE ACQUISITION TRANSACTIONS

     1.1 CERTAIN DEFINITIONS. For all purposes of this Agreement, the following terms shall have the following respective meanings:

          "AFFILIATE" means, with respect to any Person, any other Person, whether or not existing on the date hereof, controlling, controlled by or under common control with such first Person.

          "FINAL NET WORKING CAPITAL" means the Net Working Capital, as finally determined pursuant to SECTION 1.7.

          "GOVERNMENTAL OR REGULATORY BODY" means any court, tribunal, arbitrator or any government or quasi-governmental entity or municipality or political or other subdivision thereof, whether federal, state, city, county, local, provincial, foreign or multinational, or any agency, department, board, authority, bureau, branch, commission, official or instrumentality of any of the foregoing.

          "INTELLECTUAL PROPERTY" means, collectively, Technology and Intellectual Property Rights.

          "INTELLECTUAL PROPERTY RIGHTS" mean any and all worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, "moral" rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) logos, trademarks, trade names and service marks,
(vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).

          "LAW" means any law, statute, rule, regulation, ordinance, directive, decree, codes, awards, Orders, and other pronouncement having the effect of law of any country or state, or of any Governmental or Regulatory Body.

          "LIABILITY(IES)" means any direct or indirect liability, indebtedness, guaranty, claim, loss, damage, deficiency, assessment, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

          "LIEN" means any mortgage, lien, pledge, hypothecation, charge, preference, security interest, attachment, claim, contractual restriction, including transfer restrictions, put, call, right of first refusal, easement, servitude, right-of-way, option, warrant, conditional sale or installment contract or encumbrance of any kind and any financing lease involving substantially the same effect (including, with regard to any shares, any Liens that the issuer of such shares may have on such shares).

          "MATERIAL ADVERSE EFFECT" means any change, event, circumstance, condition or effect that, individually or in the aggregate with all other changes, events, circumstances, conditions or effects, is or could reasonably be expected to be materially adverse to (i) the assets (tangible or intangible), financial condition, operating results, or business of the Business or Target and its Subsidiaries, taken as a whole, (ii) the ability of Buyer to operate the Business after the Closing Date as it is presently operated, or (iii) the ability of Seller or any of its Subsidiaries, or Focus Softek or any of its Subsidiaries, to perform their obligations under this Agreement and the Related Agreements or to consummate the Acquisition Transactions; provided, however, that the term "Material Adverse Effect" shall not include: (A) any such effect to the extent resulting from (1) general economic, regulatory, political or industry conditions, or (2) acts of terrorism or war, which in each of clauses
(1) and (2), do not have a disproportionate impact on the Business, or (B) any changes, events, circumstances, conditions or effects, resulting from the announcement or pendency of this Agreement, or (C) the matter set forth on
Schedule 1.1(a) hereto, including the loss of any customers relating to that portion of the Business described therein.

          "NET WORKING CAPITAL" means the current assets less the current liabilities (other than Ordinary Course Taxes (as defined herein)) of Target and its Subsidiaries as of February 28, 2007, determined in accordance with GAAP in a manner consistent with the Financials (except as specifically provided in this definition).

          "NET WORKING CAPITAL TARGET" shall mean $1,253,000.

          "ORDER" means any writ, judgment, decree, award, ruling, injunction or similar order of any Governmental or Regulatory Body, in each case whether preliminary or final.

          "ORDINARY COURSE OF BUSINESS" or "ORDINARY COURSE" or any similar phrase shall mean the ordinary course of the business of the Business, consistent with past practice.

          "PERMITTED LIEN" means (i) any Lien for Taxes (as defined in SECTION 2.10) not yet due and payable, (ii) any statutory Lien arising in the Ordinary Course of Business by operation of

Law if a reserve shall have been made therefor on the Financials, and (iii) any minor imperfection of title or similar Lien on the Leased Real Property.

          "PERSON" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

          "PRODUCTS" means Seller's and its Subsidiaries' entire lines of medical transcription Software products, including all versions of such products and products under development, which products are listed on Schedule 2.13.

          "QUITCLAIM IP" means, collectively, all Intellectual Property held by Focus Softek or any of its Subsidiaries used in the Business, including in the Products.

          "REGISTERED INTELLECTUAL PROPERTY RIGHTS" shall mean Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority.

          "SOFTWARE" means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools, and user interfaces, in any form or format, however fixed. "Software" specifically includes source code listings and documentation.

          "SUBSIDIARY" means, with respect to any Person, any other Person, whether or not existing on the date hereof, in which such first Person, directly or indirectly, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such other Person, including for the avoidance of doubt, with respect to Seller, Target and its Subsidiaries prior to Closing (as defined in SECTION 1.4 below).

          "TARGET INTELLECTUAL PROPERTY" shall mean any and all Intellectual Property that is owned by or exclusively licensed to Target or any of its Subsidiaries, and shall be deemed to include the Quitclaim IP.

          "TECHNOLOGY" shall mean any or all of the following: (i) works of authorship including computer programs, source code, and executable code, whether embodied in Software, firmware or otherwise, architecture, documentation, designs, files, records, databases, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) domain names, web addresses and sites, (vi) tools, methods and processes, and (vii) any and all instantiations or embodiments of the foregoing in any form and embodied in any media, including the Products.

          "WORKING CAPITAL SCHEDULE" means a statement prepared by Buyer following the Closing setting forth its calculation of the Net Working Capital in accordance with SECTION 1.7.

     1.2 THE SHARE PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of the issued and outstanding shares, par value $1.00 each ("Ordinary Shares"), of Target (the "Shares") at the Closing (as defined in SECTION 1.4 below). Subject to the adjustments provided for in
SECTION 1.6, the purchase price for the Shares (as adjusted, the "Purchase Price") is $54,227,000 in cash. The Purchase Price shall be paid in cash by wire transfer of immediately available funds at the Closing to a bank account designated in writing by Seller at least two (2) Business Days (as defined below) prior to the Closing Date (as defined in SECTION 1.4 below), subject to the escrow arrangements contained in SECTION 7.3. Notwithstanding anything to the contrary contained in this Agreement, to the extent permitted by applicable Law, any indemnification payment made pursuant to ARTICLE VII hereto shall be treated as an adjustment to the Purchase Price. For all purposes under this Agreement, "Business Day(s)" shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York, Mumbai, India or the British Virgin Islands are authorized or obligated by law or executive order to close.

     1.3 IP QUITCLAIM; TRANSFERRED EMPLOYEES.

          (a) Concurrently with the Share Purchase and Sale set forth in SECTION
1.2 and without limiting the representations and warranties of Seller under
SECTION 2.13, upon the terms and subject to the conditions of this Agreement, in consideration of a payment of $250,000 (the "QUITCLAIM PRICE"), which shall be paid to Focus Softek by Buyer on behalf of FIIPL in cash by wire transfer of immediately available funds at the Closing to a bank account designated in writing by Focus Softek at least two (2) Business Days prior to the Closing Date, and the delivery by FIIPL to Focus Softek of the license agreement set forth as EXHIBIT C hereto (the "HRMS LICENSE") Seller and Focus Softek shall (such actions, the "QUITCLAIM"):

               (i) sell, transfer, assign, contribute, convey and deliver to FIIPL, and FIIPL shall purchase, acquire, receive and accept from Focus Softek and its Subsidiaries, all right, title and interest in, to and under the Quitclaim IP, free and clear of all Liens other than Permitted Liens, in each case in accordance with the requirements of applicable Law (it being understood that Focus Softek and its Subsidiaries shall retain no express or implied license to such Quitclaim IP, other than the HRMS License); and

               (ii) cancel, terminate and extinguish any outstanding rights or licenses of any Person (other than FIIPL) to market, sell, convey or transfer any of the Target Intellectual Property or any Intellectual Property Rights licensed to Target (any such rights, including all rights of Focus Softek under the Articles of Agreement Focus Infosys (India) Pvt. Ltd. and Focus Softek dated December 28, 2004.

          (b) From time to time after the date hereof, Seller and Focus Softek shall, and each of them shall cause, as applicable, its Subsidiaries to, execute and deliver such other instruments of transfer and documents related thereto and take such other action as Buyer may reasonably request in order to effect the Quitclaim and effectively transfer to FIIPL, and to place FIIPL in possession and control of, the Quitclaim IP, or to enable FIIPL to exercise and enjoy all rights and benefits with respect thereto.

          (c) The Quitclaim shall not include the transfer, or assumption by FIIPL, of any Liabilities relating to the Quitclaim IP and no such Liabilities shall be transferred as part of the Quitclaim.

          (d) In connection with the Acquisition Transactions, and as a part thereof, Seller and Focus Softek shall use their respective best efforts to cause certain engineering employees identified on SCHEDULE 1.3(D) currently employed by Focus Softek, as identified and instructed by Buyer in writing in its sole discretion (such employees, the "TRANSFERRED EMPLOYEES"), to be employed by FIIPL effective as of immediately following the Closing. Such employment will (i) be in compliance with Buyer's standard human resources policies and procedures, including requirements for proof evidencing a legal right to work in the Transferred Employee's country of current employment, as determined by Buyer; and the execution of an employee proprietary information agreement, (ii) have terms, including the position and responsibilities of such Transferred Employee as determined by Buyer in its sole discretion, and the base salaries of such Transferred Employees shall be no less than the pre-Closing base salaries of such Employees as employed by Focus Softek and its Subsidiaries, which base salaries have been provided to Buyer, and (iii) supersede any prior employment agreements and other arrangements with such Transferred Employee in effect prior to the Closing Date. Focus Softek hereby waives any condition or restriction by which it has or may have the contractual right to impose on the hiring and employment of Transferred Employees by FIIPL.

     1.4 THE CLOSING. Unless this Agreement is earlier terminated pursuant to
SECTION 8.1 hereof, the closing of the Share Purchase (the "Closing") will take subject to the satisfaction or waiver of the conditions set forth in ARTICLE VI hereof, on March 26, 2007, provided that if the conditions set forth in ARTICLE VI are not satisfied or waived as of such date, as promptly as practicable after such date following (in no event later than two business days following), the satisfaction or waiver of the conditions set forth ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304 (with a concurrent closing to take place at the offices of Walkers, 171 Main Street, Road Town, Tortola, British Virgin Islands, VG1110 with respect to those closing deliverables referenced in SCHEDULE 6.2(K) and any other documents or instruments that need to be delivered or executed in the British Virgin Islands), unless another time or place is mutually agreed upon in writing by Buyer and Seller. The date upon which the Closing actually occurs shall be referred to herein as the "Closing Date."

     1.5 PAYMENT OF PURCHASE PRICE AND QUITCLAIM PRICE; INSTRUMENTS OF SALE.

          (a) At the Closing, Buyer shall deliver to Seller the Purchase Price as provided in SECTION 1.2 and shall deliver to Focus Softek the Quitclaim Price as provided in SECTION 1.3, and Buyer shall execute and deliver to Seller:

               (i) any Related Agreements (as defined in SECTION 1.5(B)) to which Buyer is a party; and

               (ii) such other instruments, documents and directors, members, officer's and secretary's certificates (including the Buyer's Officer's Certificate) referred to in SECTION 6.3.

          (b) At the Closing, Seller shall deliver to Buyer the Shares as provided in SECTION 1.2, and Seller or its Subsidiaries, as applicable, and Focus Softek and its Subsidiaries, as applicable, shall execute and Seller shall deliver to Buyer:

               (i) a deed of conveyance or transfer, or instrument of transfer or equivalent instrument, and all other related documents and agreements (including Target's original Register of Members as updated to reflect the transfer to Buyer (or Buyer's permitted assignees) of the Shares), in each case that are required under applicable Law, to effect the transfer to Buyer (or Buyer's permitted assignees) of the Shares free and clear of all Liens (collectively, the "DEED OF TRANSFER"; and, together with the Employment Offer Letters and the Guaranty, collectively, the "RELATED AGREEMENTS");

               (ii) any other Related Agreements to which Seller, Focus Softek, or any of their respective Subsidiaries or Affiliates is a party;

               (iii) share certificates or other instruments evidencing Buyer's (or Buyer's permitted assignees') ownership of the Shares, duly and validly executed and endorsed by Seller in favor of Buyer (or Buyer's permitted assignees) and otherwise sufficient under all applicable Laws to represent and vest in Buyer (or Buyer's permitted assignees) bona fide ownership of the Shares (including instruments of transfer duly endorsed in favor of Buyer, or Buyer's designated assignees), free and clean of all Liens;

               (iv) the resignation letters of all the members of the board of directors or other managing body, all officers (other than officers who are not to resign as directed by Buyer) and, if applicable, of the other controlling body of each of the Target and its Subsidiaries, whereby the directors and such officers irrevocably resign from their office and waive, among other things, any right to compensation they might have in connection therewith, in accordance with the text of the resignation letters attached hereto as EXHIBIT D, together with any documents evidencing the registration thereof with the appropriate Governmental or Regulatory Body (collectively, the "RESIGNATION LETTERS");

               (v) an invoice from Avendus Advisors Private Limited setting forth in reasonable detail all fees, expenses and any other amounts owed to it and which may be owed to it in the future (denominated in U.S. dollars based on then prevailing foreign currency exchange rates) by Seller and its Subsidiaries for its services to Seller and its Subsidiaries in the transactions contemplated hereby, which amounts shall represent payment in full for all such services (the "AVENDUS FEES"); and

               (vi) such other instruments, documents and directors, members, officer's and secretary's certificates (including the Seller's Officer's Certificate and the Seller's Secretary's Certificate) referred to in SECTION 6.2.

          (c) In addition, Seller shall cause the new members of the board of directors, officers or other managing body of each of Target and each of its Subsidiaries, as designated by Buyer, to be appointed effective as of Closing in replacement of the board of directors, officers and other managing body in office immediately prior to the Closing and for the Registers of Directors and Officers to be updated accordingly as of the Closing. Buyer shall communicate in writing to Seller, at least two (2) Business Days prior to the Closing Date, the names of the Persons to be appointed as members of the board of directors, officers or other managing body or other controlling body of each of the Target and each of its Subsidiaries.

     1.6 PURCHASE PRICE ADJUSTMENTS. The Purchase Price shall be reduced by the Avendus Fees.

     1.7 NET WORKING CAPITAL ADJUSTMENT.

          (a) If the Buyer believes that the Net Working Capital is less than the Net Working Capital Target, within 60 days following the Closing Date, the Buyer shall prepare and deliver to the Seller the Working Capital Schedule and its calculation of the Net Working Capital, together with such working papers used in connection with the preparation thereof. The Working Capital Schedule shall be prepared in accordance with GAAP in a manner consistent with the Audited Financials (as defined below).

          (b) The Seller shall have 45 days following receipt of the Working Capital Schedule delivered pursuant to SECTION 1.7(A) during which to notify the Buyer of any dispute of any item contained therein, which notice shall set forth in detail the basis for such dispute. The Buyer and the Seller shall cooperate in good faith to resolve any such dispute as promptly as possible, and upon such resolution, the Working Capital Schedule shall be prepared in accordance with the agreement of the Buyer and the Seller. In the event the Seller does not notify the Buyer of any such dispute within such 45-day period or notifies the Buyer within such period that it does not dispute any item contained therein, the Working Capital Schedule delivered pursuant to SECTION 1.7(A) and the Buyer's calculation of the Net Working Capital shall be final and binding upon the Buyer and Seller.

          (c) In the event the Buyer and the Seller are unable to resolve any dispute regarding the Working Capital Schedule delivered pursuant to SECTION 1.7(A) within 15 days following the Buyer's receipt of notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, an independent nationally recognized accounting firm in the United States jointly selected by the Buyer and Seller (the "ACCOUNTING REFEREE"). In resolving any such dispute, the Accounting Referee shall consider only those items or amounts in the Working Capital Schedule as to which the Seller has disagreed and shall apply the same accounting bases and policies as is applied to the Audited Financials. The Accounting Referee's determination of the Net Working Capital shall be final and binding on the Parties. The Accounting Referee shall use commercially reasonable efforts to complete its work within 30 days following its engagement. The expenses of the Accounting Referee shall be shared equally by the Seller on the one hand and the Buyer on the other hand.

          (d) If the Final Net Working Capital is less than the Net Working Capital Target, Seller shall remit within three (3) Business Days of the determination of the Final Net Working Capital the amount of such shortfall by wire transfer of immediately available funds to an account designated in writing by Buyer to Seller; provided, however, that if such amount is $250,000 or less, then Buyer must make a claim against the Escrow Fund for the recovery of such shortfall (the "NET WORKING CAPITAL SHORTFALL").

     1.8 TERMINATION OF CONVERTIBLE AND OTHER SECURITIES. Seller shall take, and shall cause to be taken, all actions necessary or appropriate in accordance with applicable Law so that, as of the Closing, no options, warrants or other rights to acquire any Ordinary Shares or any other shares or securities of Target (such shares and securities, including Ordinary Shares, the "TARGET SECURITIES"), or shares or any other shares or securities of any of Target's Subsidiaries (such shares and other securities, the "SUBSIDIARY SECURITIES"), or other rights convertible into or exchangeable or exercisable for Target Securities or Subsidiary Securities, are outstanding as of the Closing Date. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, the Purchase Price shall be for all of the outstanding Target Securities and Subsidiary Securities and all rights convertible into or exchangeable for same.

     1.9 WITHHOLDING TAXES. Notwithstanding any other provision in this Agreement, Buyer shall have the right to deduct and withhold Taxes (as defined in SECTION 2.10) from any payments to be made hereunder (including with respect to the Escrow Amount (as defined in SECTION 7.3(A)) if such withholding is required by applicable Law and to request any necessary Tax forms or any similar information, from any Person receiving such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

     1.10 TAKING OF NECESSARY ACTION; FURTHER ACTION. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and the Related Agreements and to vest Buyer or its permitted assignees with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target, its Subsidiaries and the Business, Buyer, Seller and Focus Softek and their officers and directors are fully authorized in the name of their respective corporations or companies, as the case may be, or otherwise to take, and will take, all such necessary or desirable action in accordance with all applicable Laws including executing and delivering such other agreements and instruments as may be necessary or desirable in connection with the foregoing. Prior to the Closing, Seller may deliver to Buyer all reasonable documentation deemed necessary or appropriate to relieve the guarantors of any guarantees made with respect to outstanding debt of Target or its Subsidiaries (pursuant to such agreements and in such amounts as were delivered to Buyer prior to the date of this Agreement), and following the Closing Buyer shall take such commercially reasonable actions to relieve such guarantors of any obligations relating to such guarantees within 30 days following the Closing Date. If the Products identified on Schedule 1.1(a)(ii) do not constitute all of the medical transcription software products (including products under development) owned by or exclusively licensed to Seller, Focus Softek or any of their respective Subsidiaries or Affiliates that are or have been used in or held for use in the Business, then, at the request of Buyer, Seller and/or Focus Softek shall, or shall cause their respective Subsidiaries and/or Affiliates to, transfer such products (including products under development) and any Target Intellectual Property to Buyer or one of its designees, without cost, in addition to, and without limitation to, any other remedies available to Buyer under this Agreement.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer, subject to such matters, exceptions and/or qualifications as are disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by Seller to Buyer (the "DISCLOSURE SCHEDULE") and dated as of the date hereof, as follows:

     2.1 ORGANIZATION; POWER. Each of Seller, Target and Bluestar Options Inc., a company incorporated with limited liability as a BVI Business Company (BVI Company No. 1028488) under the laws of the British Virgin Islands ("BLUESTAR OPTIONS"), is a company with limited liability duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. Each of Focus Softek and FIIPL is a limited liability company duly organized and validly existing under the laws of India. FII is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller and each Subsidiary of Seller (including Target and its Subsidiaries), and Focus Softek and each Subsidiary of Focus Softek, has all requisite corporate power to own its properties and to carry on its business (including the Business) as currently conducted. Each of Seller and Focus Softek is duly qualified or licensed to do business and Seller is in good standing as a company, or as the case may be, a foreign corporation in each jurisdiction in which it conducts business. Seller has delivered a true and correct copy of the certificate of incorporation and bylaws, memorandum and articles of association, or equivalent organizational documents of each of Seller, Focus Softek, Target, Bluestar Options, FII and FIIPL, each as amended to date and in full force and effect on the date hereof (collectively, the "CHARTER DOCUMENTS"), to Buyer. SECTION 2.1 of the Disclosure Schedule lists the directors and officers of Target and each of its Subsidiaries as of the date hereof. SECTION 2.1 of the Disclosure Schedule also lists (i) each jurisdiction in which each of Target, its Subsidiaries and Focus Softek is qualified or licensed to do business with respect to the Business, and (ii) every state or foreign jurisdiction in which Target, its Subsidiaries and Focus Softek has employees or facilities or otherwise carries on the Business.

     2.2 TARGET CAPITAL STRUCTURE; TITLE TO SHARES.

          (a) The maximum number of shares Target is authorized to issue is 10,000 Ordinary Shares, of which 10,000 shares are issued and outstanding and held of record (in the Register of Members of Target) by Seller free and clear of all Liens. Target has no authorized, issued or outstanding Target Securities other than the Ordinary Shares. All outstanding Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Charter Documents of Target, or any agreement to which Target is a party or by which it is bound, and have been issued in compliance with all applicable Laws and no calls or other amounts can be made, or other Liabilities become due, in respect of the Shares. Target has not, and will not have, suffered or incurred any Liability relating to or arising out of the issuance, repurchase or redemption of any Ordinary Shares or other Target Securities, or out of any agreements, commitments or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any Ordinary Shares or other Target Securities.

          (b) Target has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which Target is a party or by which Target is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Ordinary Shares or other Target Securities or obligating Target to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to Target. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Target. There are no agreements to which Seller, Target or any of their respective Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any Ordinary Shares or other Target Securities. As a result of the Share Purchase, Buyer and/or a permitted assignee of Buyer will be the sole record, legal and beneficial holder of all the Shares and all rights to acquire or receive any Ordinary Shares, whether or not such Ordinary Shares are outstanding.

          (c) Seller will have been the record and beneficial owner and holder of all of the Shares at all times prior to Closing and upon the Closing, Buyer or Buyer's permitted assignees will be the record and beneficial owner and holder of all of the Shares (as registered in the Register of Members of Target), in both cases, free and clear of any Lien, and no legend or other reference to any purported Lien will appear upon any certificate representing the Shares.

     2.3 SUBSIDIARIES; SUBSIDIARY CAPITAL STRUCTURE.

          (a) Other than Bluestar Options, FII and FIIPL, Target does not have and has never had any Subsidiaries and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Focus Softek does not have any Subsidiaries.

          (b) The maximum number of shares (i) Bluestar Options is authorized to issue is 2,000,000 ordinary shares, par value $1.00 each, all of which are issued and outstanding and held by Target free and clear of any Liens (and each of the prior existing 650,000 preferred shares, par value $1.00 each, of Bluestar Options have been purchased by Bluestar Options and canceled and, following an amendment to the Bluestar Options memorandum and articles of association, are no longer available for issue), (ii) FII is authorized to issue is 1,500 shares of common stock, no par value per share, all of which are issued and outstanding, and held by Bluestar Options, free and clear of any Liens, and
(iii) FIIPL is authorized to issue 500,000 ordinary shares, nominal value Rs. 10, all of which are issued and outstanding and held by Bluestar Options, free and clear of any Liens. Other than as set forth in the immediately preceding sentences, none of Bluestar Options, FII and FIIPL has any Subsidiary Securities authorized, issued or outstanding. All outstanding Subsidiary Securities referenced in the first sentence of this SECTION 2.3(B) are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Charter Documents of each such Subsidiary of Target, or any agreement to which any such Subsidiary is a party or by which it is bound, and have been issued in compliance with all applicable Laws and no call or other amounts can be made, or other Liabilities become due, in respect of such Subsidiary Securities. No Subsidiary of Target has, and no such Subsidiary will have, suffered or incurred any Liability relating to or arising out of the issuance, repurchase or redemption of any Subsidiary Securities, or out of any agreements or arrangements relating thereto (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any Subsidiary Securities.

          (c) No Subsidiary of Target has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which any such Subsidiary is a party or by which any such Subsidiary is bound obligating any such Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Subsidiary Securities or obligating any such

Subsidiary to extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any such Subsidiary. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of any of Target's Subsidiaries. There are no agreements to which Seller, Target or any of their respective Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any Subsidiary Securities.

     2.4 AUTHORITY. Each of Seller and Focus Softek has all requisite power, legal right, capacity and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Acquisition Transactions and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which Seller or Focus Softek is a party and the consummation of the Acquisition Transactions and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and shareholder action on the part of Seller and Focus Softek and no further action is required on the part of Seller or Focus Softek to authorize this Agreement and any Related Agreements to which it is a party and the Acquisition Transactions and the other transactions contemplated hereby and thereby. This Agreement, the Acquisition Transactions and the other transactions contemplated hereby have been unanimously approved by the Board of Directors and respective shareholders of Seller and Focus Softek. This Agreement and each of the Related Agreements to which Seller or Focus Softek is a party has been duly executed and delivered by Seller and Focus Softek, as applicable, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Seller and Focus Softek, as applicable, enforceable against it in accordance with their respective terms.

     2.5 NO CONFLICT. The execution and delivery by Seller and Focus Softek of this Agreement and any Related Agreement to which Seller or Focus Softek is a party, and the consummation of the Acquisition Transactions and the other transactions contemplated hereby and thereby, will not (A) conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT"), (i) any provision of any of the Charter Documents,
(ii) any mortgage, hypothec, indenture, lease, contract, covenant, understanding, power of attorney or other agreement, instrument or commitment, permit, concession, franchise or license (each a "CONTRACT") binding upon Seller, any of its Subsidiaries, Focus Softek, or any of their respective assets (whether tangible or intangible) or properties (including the Business) or the Shares, or (iii) any Law or Order applicable to Seller, its Subsidiaries, Focus Softek, or any of their respective properties (whether tangible or intangible) or assets (including the Business), or the Shares other than, in the case of clause (iii), Conflicts which do not have and would not reasonably be expected have, individually or in the aggregate, a Material Adverse Effect, or (B) result in the imposition of any Lien (other than Permitted Liens) upon any of the Shares or Target's or its Subsidiaries' assets (whether tangible or intangible) or properties

(including the Business). For all purposes under this Agreement, "KNOWLEDGE" or "KNOWN" shall mean, with respect to Seller, the knowledge of Anirudh Baheti, Jayesh Nagda and Shirish Shah following due and diligent inquiry of those officers, employees and other service providers of Seller and its Subsidiaries who would reasonably be expected to have actual knowledge of the matters represented.

     2.6 CONSENTS. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental or Regulatory Body (including the Indian Foreign Investment Promotion Board, the Reserve Bank of India and the Indian Ministry of Finance) or any other Person is required by, or with respect to, Seller, its Subsidiaries or Focus Softek in connection with the execution and delivery of this Agreement and any Related Agreement to which such Person is a party or the consummation of the Acquisition Transactions and the other transactions contemplated hereby and thereby, except for those listed in SECTION 2.6 of the Disclosure Schedule.

     2.7 FINANCIAL STATEMENTS; INTERNAL CONTROLS; ACCOUNTS RECEIVABLE.

          (a) SECTION 2.7(A) of the Disclosure Schedule sets forth the unaudited combined balance sheet of Target as of December 31, 2006 and the audited (subject to qualification) balance sheet of Target as of December 31, 2005 and the related unaudited combined statements of income and retained earnings, comprehensive income and cash flows of Target for the twelve (12)-month period end December 31, 2006 and the audited (subject to qualification) combined statements of income and retained earnings, comprehensive income and cash flows and for the 12-month periods ended December 31, 2005 and December 31, 2004 (the "FINANCIALS"). The Financials are true and correct in all material respects and have been prepared in accordance with United States generally accepted accounting principles consistently applied ("GAAP") throughout the periods indicated and consistent with each other. The Financials present fairly the financial condition, operating results and cash flows of the Business and Target and its Subsidiaries, taken as a whole, as of the dates and during the periods indicated therein. Included in SECTION 2.7(A) of the Disclosure Schedule are projections for Target's fiscal years ending December 31, 2007 and 2008, which represent management's good faith estimates of the future financial performance of the Business and Target and its Subsidiaries, taken as a whole, based upon assumptions which management in good faith believes were reasonable when made and continues to believe to be reasonable as of the date hereof; provided, however, no representation or warranty is being made as to whether the results projected therein will actually be achieved. The unaudited combined balance sheet of Target as of December 31, 2006 (the "BALANCE SHEET DATE") is referred to hereinafter as the "CURRENT BALANCE SHEET."

          (b) Each of Target and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions, receipts and expenditures of Target and its Subsidiaries are executed with appropriate authorizations of management and (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Target in accordance with GAAP and to maintain accountability for Target's consolidated assets. There has been no fraud, whether or not material, that involved management or other employees of Target or any of its Subsidiaries who have a significant role in Target's internal controls.

          (c) SECTION 2.7(C) of the Disclosure Schedule sets forth a true, correct and complete itemization of the accounts receivable (including aging) of the Business (the "ACCOUNTS RECEIVABLE") as of the Balance Sheet Date. The Accounts Receivable existing as of the date hereof represent, and the Accounts Receivable existing as of the Closing Date will represent, bona fide claims against debtors for sales, services performed or other charges arising on or before the respective dates of recording thereof, and all of the goods delivered and services performed which gave rise to such Accounts Receivable were delivered or performed in accordance with applicable orders, Contracts or customer requirements.

     2.8 NO UNDISCLOSED LIABILITIES. Neither Target nor any of its Subsidiaries, nor the Business, has any Liability of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the Financials in accordance with GAAP), which individually or in the aggregate (i) has not been reflected or reserved against in the Current Balance Sheet, or (ii) has not arisen in the Ordinary Course of Business since the Balance Sheet Date; provided that, for the avoidance of doubt, for purposes of this clause (ii), any such Liabilities owed to Seller, Anirudh Baheti or any of their respective Affiliates or family members (other than Target and its Subsidiaries) shall not be deemed to be Liabilities incurred in the Ordinary Course of Business.

     2.9 NO CHANGES. Since the Balance Sheet Date, the Business has been conducted only in the Ordinary Course of Business and there has not been (a) a Material Adverse Effect, (b) any action that, if taken during the period from the date of this Agreement through the Closing Date, would constitute a breach of SECTION 4.1, or (c) any agreement by the Seller or its Subsidiaries to take any action, the consummation of which would constitute or could reasonably be expected to constitute, a breach of the foregoing.

     2.10 TAX MATTERS.

          (a) DEFINITION OF TAXES. For the purposes of this Agreement, the term "TAX" or, collectively, "TAXES" shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and Liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, service, fringe benefit and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this SECTION 2.10(A) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) of this SECTION 2.10(A) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any Liability for Taxes of a transferor or predecessor.

          (b) TAX RETURNS AND AUDITS.

               (i) All required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes concerning or attributable to Target, any of its Subsidiaries, their respective operations or the Business have been prepared and timely filed and such Returns are true and correct and have been completed in accordance with applicable Law, and all Taxes required to be paid by or with respect to Target, any of its Subsidiaries, their respective operations or the Business have been timely paid.

               (ii) All Taxes required to be paid or withheld by or with respect to Target, any of its Subsidiaries, their respective operations or the Business have been timely paid or withheld, and any such withheld Taxes have been timely paid over to the appropriate Governmental or Regulatory Body.

               (iii) There has been no delinquency in the payment of any Tax of or with respect to Target, any of its Subsidiaries, their respective operations or the Business, nor is there any Tax deficiency outstanding, assessed or proposed in writing against or with respect to any of them, nor has any of them executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

               (iv) No audit or other examination of any Return of or with respect to Target, any of its Subsidiaries, their respective operations or the Business is presently in progress, nor has there been any request for such an audit or other examination. No adjustment relating to any Return filed by or with respect to Target, any of its Subsidiaries, their respective operations or the Business has been proposed in writing by any Tax authority. No claim has ever been made by an authority in a jurisdiction where Tax Returns are not filed by or with respect to Target, any of its Subsidiaries, their respective operations or the Business that any of them is or may be subject to taxation by that jurisdiction.

               (v) As of the Balance Sheet Date, there were no Liabilities for unpaid Taxes of or with respect to Target, any of its Subsidiaries, their respective operations or the Business which had not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and no Liability for Taxes has been incurred since the Balance Sheet Date other than in the Ordinary Course of Business.

               (vi) Seller has made available to Buyer or its legal counsel, copies of all Tax Returns of or with respect to Target, any of its Subsidiaries, their respective operations or the Business filed for all periods since inception.

               (vii) There are no Liens on the assets of Target, any of its Subsidiaries or the Business relating or attributable to Taxes, other than Liens for Taxes not yet due and payable. To the Knowledge of the Seller, there is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on such assets.

               (viii) Neither Target nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the U.S. Internal Revenue Code of 1986, as amended (the "CODE")) filing a consolidated federal income Tax Return, (b) ever been a party to any Tax sharing, indemnification, allocation or similar agreement, (c) any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law (including any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor, by contract or agreement, or otherwise and (d) ever been a party to any joint venture, partnership or, to the Knowledge of the Seller, other arrangement that could be treated as a partnership for Tax purposes.

               (ix) Neither Target nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

               (x) Neither Target nor any of its Subsidiaries has engaged in a reportable transaction under Treas. Reg. Section 1.6011-4(b).

               (xi) SECTION 2.10(B)(XI) of the Disclosure Schedule sets forth the following information with respect to Target and each of its Subsidiaries:
(a) its basis in its assets as of December 31, 2006; and (b) the amount of any net operating loss, net capital loss, unused investment, foreign, or other Tax credit and the amount of any limitation upon any of the foregoing.

               (xii) Neither Target nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from Taxable income as a result of (a) any change in method of Tax accounting, (b) agreement with a Governmental or Regulatory Body with respect to Taxes, (c) installment sale or open transaction disposition or (d) prepaid amount.

               (xiii) Each of the Target and its Subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order ("TAX INCENTIVE") and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

               (xiv) Neither the Target nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.

               (xv) To Seller's Knowledge, the prices for any property or services (or for the use of any property) provided by or to the Target or any of its Subsidiaries are arm's length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

          (c) FIIPL will not, as a result of the transactions contemplated by this Agreement, lose its current tax treatment as a "Software Technology Park of India" registrant, nor lose the income-Tax benefits currently available to it under Section 10A of the Indian Income-Tax Act, 1961, as amended.

     2.11 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no Contract or Order to which Target or any of its Subsidiaries is a party or otherwise binding upon Target or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of Target, any of its Subsidiaries or the Business, any acquisition of assets (tangible or intangible) or property by Target or any of its Subsidiaries, the conduct of business by Target or any of its Subsidiaries, or otherwise limiting the freedom of Target or any of its Subsidiaries to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, neither Target nor any of its Subsidiaries has entered into any agreement under which Target or any of its Subsidiaries or the Business is restricted from selling, licensing, manufacturing, providing or otherwise distributing any of its technology or products or from providing its services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

     2.12 TITLE TO PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT; CUSTOMER INFORMATION.

          (a) Neither Target nor any Subsidiary of Target owns any real property, nor has Target or any of its Subsidiaries ever owned any real property. SECTION 2.12(A)(I) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from Target or any of its Subsidiaries, or otherwise used or occupied by Target or any of its Subsidiaries, for the operation of the Business (the "LEASED REAL PROPERTY"), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto (the "LEASE AGREEMENTS") and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default). Neither Seller, Target, Focus Softek nor any of their respective Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any Person of any such Lease Agreement or the rights of Target and its Subsidiaries to the continued use and possession of the Leased Real Property occupied by Target and its Subsidiaries for the conduct of Business as presently conducted. There are no other parties occupying, or with a right to occupy, any portion of the Leased Real Property. Neither the Target nor any of its

Subsidiaries owe brokerage commissions or finders fees with respect to any Leased Real Property, nor would it owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreement. The Lease Agreements for space in India are appropriately registered and all fees or duties associated with such registration have been paid in full.

          (b) To the Knowledge of the Seller, the Leased Real Property is in good operating condition and repair, subject to normal wear and tear. The Seller has received no notice that the operations of the Business on the Leased Real Property or the improvements comprising the Leased Real Property are in violation in any material respect of any applicable building code, zoning requirement or statute, or other similar Law, relating to such property or operations thereon.

          (c) Target and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in the Business, free and clear of any Liens (other than Permitted Liens).

          (d) There are no Laws or Orders now in existence or under active consideration by any Governmental or Regulatory Body which could require Target or any of its Subsidiaries, as a tenant of any Leased Real Property, to make any expenditure in excess of $25,000 to modify or improve such Leased Real Property to bring it into compliance therewith. Neither Target nor any of its Subsidiaries shall be required to expend more than $75,000 in the aggregate under all Lease Agreements to restore the Leased Real Property at the end of the term of the applicable Lease Agreement to the condition required under the Lease Agreement (assuming the conditions existing in such Leased Real Property as of the date hereof and as of the Closing).

          (e) SECTION 2.12(E) of the Disclosure Schedule lists all material items of equipment (the "EQUIPMENT") owned or leased by Target or its Subsidiaries, and such Equipment is (i) adequate for the conduct of the Business as currently conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

          (f) Target and each of its Subsidiaries has sole and exclusive ownership, free and clear of any Liens (other than Permitted Liens), of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the "CUSTOMER INFORMATION"). No person other than Target or its Subsidiaries possesses any claims or rights with respect to use of the Customer Information.

     2.13 INTELLECTUAL PROPERTY.

          (a) SECTION 2.13(A) of the Disclosure Schedule lists all material Target Intellectual Property. There are no Registered Intellectual Property Rights within the Target Intellectual Property.

          (b) In each case in which Target or any of its Subsidiaries has acquired or purports to have acquired ownership of any Intellectual Property from any Person, Target or the Subsidiary (as applicable) has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in the Intellectual Property (including the right to seek past and future damages with respect thereto) acquired from such Person to Target and its Subsidiaries.

          (c) All Target Intellectual Property will be fully transferable and licensable by Target and/or Buyer without restriction and without payment of any kind to any third party; provided, however, that the representations made in this SECTION 2.13(C) will not be deemed breached as a result of the operation of provisions contained in any contract, license, agreement or arrangement to which Buyer is a party (but to which the Target or any of its Subsidiaries is not).

          (d) Each item of Target Intellectual Property and all Intellectual Property licensed to Target is free and clear of any Liens. Target or a Subsidiary of Target is the exclusive owner of all Target Intellectual Property, other than such Target Intellectual Property that is licensed pursuant to the licenses set forth on SECTION 2.13(I) of the Disclosure Schedule (for which Target or a Subsidiary of Target is the exclusive licensee).

          (e) To the extent that any Intellectual Property has been developed or created independently or jointly by any Person other than Target and it Subsidiaries for which Target or any of its Subsidiaries has, directly or indirectly, provided consideration for such development or creation, Target or a Subsidiary of Target has a written agreement with such Person with respect thereto, and Target or a Subsidiary of Target thereby has obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of Law or by valid assignment, and has required the waiver of all non-assignable rights.

          (f) Neither Target, Focus Softek nor any of their respective Subsidiaries has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is or was Target Intellectual Property, to any other Person or (ii) permitted their rights in any Target Intellectual Property to enter into the public domain.

          (g) None of the Quitclaim IP has been licensed by Focus Softek to any third party.

          (h) All Technology used in or necessary to the conduct of the Business as presently conducted or currently contemplated to be conducted was written and created solely by either (i) Employees of Target or its Subsidiaries acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to Target or its Subsidiaries, (ii) Employees of Focus Softek or its Subsidiaries acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to Focus Softek or its Subsidiaries, all such rights of which are being assigned to Target or its Subsidiaries by means of the Quitclaim, (iii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to Target or its Subsidiaries, or (iv) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to Focus Softek or its Subsidiaries, all such rights of which are being assigned to Target and its Subsidiaries by means of the Quitclaim, and no third party owns or has any rights to any of Target Intellectual Property.

          (i) Other than the licenses set forth on SECTION 2.13(I) of the Disclosure Schedule, the Target Intellectual Property constitutes all of the Intellectual Property used in the conduct of the Business as it currently is conducted.

          (j) SECTION 2.13(J) of the Disclosure Schedule lists all Contracts with respect to any Intellectual Property.

          (k) No third party that has licensed Intellectual Property to Target (including eScription) or any of its Subsidiaries, or the Business, (i) has ownership rights or license rights to improvements or derivative works made by Target or any of its Subsidiaries in such Intellectual Property that has been licensed to Target or any of its Subsidiaries, or the Business, and (ii) will have any right of termination, cancellation or modification under any such license as a result of this Agreement or the transactions contemplated hereby.

          (l) SECTION 2.13(L) of the Disclosure Schedule lists all contracts, licenses and agreements between Target, Focus Softek or any of their respective Subsidiaries, on the one hand, and any other Person, on the other hand, wherein or whereby such first parties have agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by such first parties, or such other Person of the Intellectual Property Rights of any such Person.

          (m) There are no contracts, licenses or agreements between Target, Focus Softek or any of their respective Subsidiaries, on the one hand, and any other Person, on the other hand, with respect to Target Intellectual Property or other Intellectual Property used in and/or necessary to the conduct of the Business as it is currently conducted or planned to be conducted under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by Target, Focus Softek or any of their respective Subsidiaries thereunder.

          (n) The operation of the Business as it is currently conducted and is contemplated to be conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any product, technology or service (including products, technology or services currently under development) of Target, Focus Softek or any of their respective Subsidiaries has not infringed or misappropriated, does not infringe or misappropriate, and will not infringe or misappropriate when conducted by Buyer following the

Closing (excluding any changes to such product, technology or service made by Buyer following the Closing), any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither Target, Focus Softek or nor any of their respective Subsidiaries has received notice from any Person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Technology of Target, Focus Softek or any of their respective Subsidiaries infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have Knowledge of any basis therefor).

          (o) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer by operation of Law or otherwise of any Contracts, will result in: (i) Buyer granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of it, (ii) Buyer, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Buyer being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

          (p) To the Knowledge of Seller, no Person has infringed or misappropriated or is infringing or misappropriating any Target Intellectual Property.

          (q) Seller has taken reasonable steps to protect Target's, Focus Softek's and their respective Subsidiaries rights in such Persons' confidential information and trade secrets or provided by any other Person to such Persons. Without limiting the foregoing, each of Target, Focus Softek and their respective Subsidiaries has and enforces a policy requiring each Employee, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements substantially in standard forms provided to Buyer prior to the date hereof, and all current and former Employees, consultants and contractors of Target, Focus Softek and their respective Subsidiaries have executed such an agreement in substantially such standard form.

          (r) No Target Intellectual Property, Intellectual Property Rights, product, technology, or service of Target, Focus Softek or any of their respective Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Business or may affect the validity, use or enforceability of such Target Intellectual Property.

          (s) No government funding, facilities or resources of a university, college or other educational institution or research center or funding from third parties was used in the development of the Target Intellectual Property and no Regulatory or Governmental Body, university, college, other educational institution or research center has any claim, or given notice or proceeded against the Target or any of its Subsidiaries, in respect of any claim or right in or to Target Intellectual Property. To the Knowledge of the Seller, no current or former Employee, consultant or independent contractor of Seller who was involved in, or who contributed to, the creation or development of any Target Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such Employee, consultant or independent contractor was also performing services for Target, Focus Softek, their respective Subsidiaries or the Business.

          (t) Seller has complied in all material respects with all applicable Laws and its internal privacy policies relating to the privacy of users of its products, services, and Web sites, and also the collection, storage, and transfer of any personally identifiable information collected by or on behalf of Seller, Focus Softek or any of their respective Subsidiaries.

          (u) Neither Seller, Focus Softek, their respective Subsidiaries, nor any Person acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any source code owned by Target, Focus Softek or any of their respective Subsidiaries or used in the Business ("BUSINESS SOURCE CODE"). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of Seller of any Business Source Code. Business Source Code means any software source code or related proprietary or confidential information or algorithms of any Target Intellectual Property.

          (v) SECTION 2.13(V) of the Disclosure Schedule lists all software or other material that is distributed as "freeware," "free software," "open source software" or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that is used or licensed in connection with the Business, and identifies that which is incorporated into, combined with, or distributed in conjunction with any products or services of the Business ("INCORPORATED OPEN SOURCE SOFTWARE") and identifies the type of license or distribution model governing its use. The use and/or distribution of each component of Incorporated Open Source Software complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Target Intellectual Property or obligations for the Business with respect to any Target Intellectual Property, including any obligation to disclose or distribute any such Intellectual Property in source code form, to license any such Intellectual Property for the purpose of making derivative works, or to distribute any such Intellectual Property without charge.

     2.14 AGREEMENTS, CONTRACTS AND COMMITMENTS.

          (a) Neither Target nor any of its Subsidiaries, nor the Business, is a party to, nor is it bound by, any of the following (together with each Contract listed in SECTION 2.13(J) of the Disclosure Schedule, each a "MATERIAL CONTRACT"):

               (i) any employment, independent contractor or consulting agreement, contract or commitment with an employee, independent contractor, individual consultant or salesperson, or consulting or sales agreement, contract, or commitment with a firm or other organization, including any agreement, contract or commitment which relate to the indemnification of any director, officer or employee, in each case, of Target or any Subsidiary of Target (other than, in each case, for such agreements that are pursuant to standard form agreements which have been attached to the Disclosure Schedule);

               (ii) any Contract, agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (iii) any fidelity or surety bond or completion bond;

               (iv) any lease of personal property having a value in excess of $50,000 individually or $100,000 in the aggregate;

               (v) any agreement of indemnification or guaranty;

               (vi) any Contract relating to capital expenditures and involving future payments in excess of $50,000 individually or $100,000 in the aggregate, or any agreement that is royalty bearing;

               (vii) any Contract relating to the disposition or acquisition of assets (tangible or intangible) or properties, or any interest in any Person, in each case, outside the Ordinary Course of Business;

               (viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money, the extension of credit or the continuing or future grant of any Lien;

               (ix) any purchase order or Contract for the purchase of materials or services involving in excess of $50,000 individually or $100,000 in the aggregate;

               (x) any Contract containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, "most favored nations," restriction on the operation or scope of its businesses or operations, or similar terms;

               (xi) any dealer, distribution, marketing, development or joint venture agreement;

               (xii) any sales representative, value added, marketing, remarketer, reseller, or independent software vendor, distribution or other agreement for the use or distribution of the products, technology or services of the Business;

               (xiii) any Contract with any customer of the Business which, if fulfilled, would result in revenues to the Business of in excess of $50,000 annually or $100,000 in the aggregate;

               (xiv) any Contract between or among Target or any of its Subsidiaries, on the one hand, and Seller, Anirudh Baheti, or any of their respective Affiliates (other than Target and its Subsidiaries) or family members, on the other hand;

               (xv) any Contract regarding transfer pricing among or between any of Target and its Subsidiaries; or

               (xvi) any other Contract that involves amounts in excess of $50,000 individually or $100,000 in the aggregate and is not cancelable without penalty within thirty (30) days.

          (b) Seller has provided to Buyer true, correct and complete copies of all Material Contracts. With respect to each Material Contract, (i) such Material Contract is valid, legally binding, enforceable, and in full force and effect, and will continue to be in full force and effect following the Closing,
(ii) none of Target, its Subsidiaries or Focus Softek is in breach or default under any Material Contract and, to the Knowledge of Seller, no other party to any Material Contract is in breach or default thereof, and none of Seller, its Subsidiaries or Focus Softek, has given to or received from any other Person any written notice or other written communication or, to the Knowledge of Seller, any oral notice or other oral communication regarding any actual, alleged, possible or potential breach of, or default under, any Material Contract, (iii) to the Knowledge of Seller, no event has occurred or circumstance exists that with notice or lapse of time or both would result in a breach or default or permit termination, modification, or acceleration under such Material Contract,
(iv) no party has repudiated any provision of such Material Contract, (v) such Material Contract has been entered into on arm's length terms and at fair market value, and (vi) as of the date of this Agreement, there are no outstanding renegotiations of, or outstanding rights to renegotiate, any amounts paid or payable under any Material Contract with any Person having the contractual or statutory right to demand or require such renegotiation.

          (c) SECTION 2.14(C) of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Acquisition Transactions or the other transactions contemplated by this Agreement or any Related Agreement, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, Target and its Subsidiaries under such Contracts from and after the Closing.

     2.15 INTERESTED PARTY TRANSACTIONS; INTERCOMPANY ACCOUNTS.

          (a) No officer, director, stockholder or member of Seller (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest), or any of its Subsidiaries has or has had, directly or indirectly,
(i) an interest in any entity which furnished or sold or licensed, or furnishes or sells or licenses, services, products, technology or Target Intellectual Property that is furnished or sold, or proposed to be furnished or sold, by the Business, (ii) any interest in any entity that purchases from or sells or furnishes to the Business, any goods or services, or (iii) a beneficial interest in any Material Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an "interest in any entity" for purposes of this
SECTION 2.15(A).

          (b) SECTION 2.15(B)(I) of the Disclosure Schedule contains a complete and accurate list of all intercompany balances and accounts between or among Seller, Anirudh Baheti or any of their respective Affiliates (other than Target and its Subsidiaries) or family members, on the one hand, and Target and its Subsidiaries, on the other hand (all such balances and accounts, "INTERCOMPANY ACCOUNTS"), as of the Balance Sheet Date. Except as set forth in SECTION 2.15(B)(II) of the Disclosure Schedule, since the Balance Sheet Date, there has not been any accrual of Liability by, or any other transaction (including the establishment of any Intercompany Accounts) between or among Seller, Anirudh Baheti or any of their respective Affiliates (other than Target and its Subsidiaries) or family members, on the one hand, and Target and/or any of its Subsidiaries, on the other hand.

     2.16 GOVERNMENTAL AUTHORIZATION. Each consent, license, permit, grant or other authorization (i) pursuant to which Target or any of its Subsidiaries currently operates or holds any interest in any of its assets (whether tangible or intangible) or properties, or (ii) which is required for the operation of the Business as currently conducted or the holding of any such interest (collectively, "BUSINESS AUTHORIZATIONS") has been issued or granted to, or will be at the Closing issued or granted to, Target or a Subsidiary of Target, as the case may be, except where the failure to be issued or granted to Target or a Subsidiary of Target would not be material to Target and its Subsidiaries, taken as a whole. All material Business Authorizations are in full force and effect and constitute all the Business Authorizations required to operate or conduct the Business or for Target and its Subsidiaries to hold any interest in their properties or assets.

     2.17 LITIGATION. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of Seller, threatened, against Seller, Target, Focus Softek or their respective Subsidiaries, assets (tangible or intangible) or properties, or any of their respective officers or directors, or the Business, nor to the Knowledge of Seller is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of Seller, threatened, against Seller, Target, Focus Softek or their respective Subsidiaries, assets (tangible or intangible) or properties, or any of their respective officers or directors, or the Business by or before any

Governmental or Regulatory Body, nor to the Knowledge of Seller is there any reasonable basis therefor. No Governmental or Regulatory Body has at any time challenged or questioned the legal right of Seller, Target, Focus Softek or their respective Subsidiaries to conduct their operations and the Business as presently or previously conducted.

     2.18 MINUTE BOOKS. The minutes and actions by written consent of Seller, its Subsidiaries and Focus Softek made available to counsel for Buyer prior to the date hereof contain complete and accurate records of all actions taken, and summaries of all meetings held, by the members, stockholders and the Board of Directors or similar bodies (and any committees thereof) of Seller, each of its Subsidiaries and Focus Softek since the time of incorporation or organization of Seller, its Subsidiaries or Focus Softek, as the case may be.

     2.19 ENVIRONMENTAL MATTERS. Target and its Subsidiaries have complied in all material respects with all applicable Laws and Orders enacted (i) for the protection of the environment (including air, water vapor, surface water, groundwater and soils) against contamination with hazardous substances or wastes and (ii) with respect to Hazardous Materials (as defined below) (including exposure to Hazardous Materials, recycling, product content and product take back requirements), pollution and worker safety (subsections (i) and (ii) collectively, "ENVIRONMENTAL LAWS"). There is no environmental suit, action, claim or proceeding pending, or to the Knowledge of Seller, threatened, naming Target or any of its Subsidiaries as party thereto. Except as could not reasonably be expected to subject the Target or any of its Subsidiaries to Liability, no Hazardous Materials are present on any Leased Real Property or were present on any other real property occupied by Target or its Subsidiaries at the time it ceased to be operated, occupied, controlled or leased by such parties. Neither Target nor any of its Subsidiaries have entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of Environmental Laws or with respect to Hazardous Materials. For purposes of this Agreement, "HAZARDOUS MATERIAL" means any substance or material that is prohibited, controlled or regulated by any Governmental or Regulatory Body pursuant to Environmental Laws, including pollutants, contaminants, dangerous goods or substances, toxic, deleterious or hazardous substances or materials, wastes (including solid non hazardous wastes and subject wastes), petroleum and its derivatives and by products and other hydrocarbons, all as regulated under, governed by or defined in or pursuant to any Environmental Law.

     2.20 BROKERS' AND FINDERS' FEES; THIRD PARTY EXPENSES. Neither Seller nor any of its Subsidiaries has incurred, or will incur, directly or indirectly, any Liability for brokerage or finders' fees or agents' commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement, the Related Agreements, the Acquisition Transactions or any other transaction contemplated hereby and thereby for which Buyer, Target or any of their respective Subsidiaries is or could be liable.

     2.21 EMPLOYEE BENEFIT PLANS AND COMPENSATION.

          (a) DEFINITIONS. For all purposes of this Agreement, the following terms shall have the following respective meanings:

               "COBRA" shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

               "DOL" shall mean the United States Department of Labor.

               "EMPLOYEE" shall mean any current or former employee, independent contractor, consultant or director of Target or any ERISA Affiliate (including, for the avoidance of doubt, any such home-based employees).

               "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, or contract (including any other agreement providing for compensation or benefits) between Seller or any ERISA Affiliate and any Employee.

               "ERISA" shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

               "ERISA AFFILIATE" shall mean any other Person under common control with Target within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

               "FMLA" shall mean the U.S. Family Medical Leave Act of 1993, as amended.

               "HIPAA" shall mean the U.S. Health Insurance Portability and Accountability Act of 1996, as amended.

               "INTERNATIONAL EMPLOYEE PLAN" shall mean each Target Employee Plan or Employee Agreement that has been adopted or maintained by Seller or any ERISA Affiliate, whether formally or informally or with respect to which Seller or any ERISA Affiliate will or may have any Liability with respect to Employees who perform services outside the United States.

               "IRS" shall mean the United States Internal Revenue Service.

               "PBGC" shall mean the United States Pension Benefit Guaranty Corporation.

               "PENSION PLAN" shall mean each Target Employee Plan that is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

               "TARGET EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate for the benefit of any Employee, or with respect to which Seller or any ERISA Affiliate has or may have any Liability or obligation.

          (b) SCHEDULE. SECTION 2.21(B) of the Disclosure Schedule contains an accurate and complete list of each Target Employee Plan and each Employee Agreement. Seller has not made any plan or commitment to establish any new Target Employee Plan or Employee Agreement, to modify any Target Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Target Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to enter into any Target Employee Plan or Employee Agreement, other than in connection with Employment Agreements which the Subsidiaries may enter into with new employees in the Ordinary Course of Business.

          (c) DOCUMENTS. Seller has provided to Buyer (i) correct and complete copies of all documents embodying each Target Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Target Employee Plan, (iii) if Seller Employee Plan is funded, the most recent annual and periodic accounting of Target Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Target Employee Plan, (v) all material written agreements and contracts relating to each Target Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Target Employee Plan and any proposed Target Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability to Seller, (vii) all correspondence to or from any governmental agency relating to any Target Employee Plan, (viii) all COBRA forms and related notices, (ix) all policies pertaining to fiduciary Liability insurance covering the fiduciaries for each Target Employee Plan, (x) all discrimination tests for each Target Employee Plan for the three (3) most recent plan years, and (xi) the most recent IRS determination or opinion letter issued with respect to each Target Employee Plan.

          (d) EMPLOYEE PLAN COMPLIANCE. Seller has performed all obligations required to be performed by it under each Target Employee Plan, is not in default or violation of, and has no Knowledge of any default or violation by any other party to each Target Employee Plan, and each Target Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws and Orders, including ERISA, the Code and all Indian

Employee and Labor Laws (as defined below). Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter valid as to Seller, if applicable) with respect to all tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 as to its qualified status under the Code. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Target Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of Seller, threatened or reasonably anticipated (other than routine claims for benefits) against any Target Employee Plan or against the assets of any Target Employee Plan. Each Target Employee Plan can be amended, terminated or otherwise discontinued after Closing in accordance with its terms without advance notice, without Liability to Buyer, Seller or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of Seller or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental or Regulatory Body with respect to any Target Employee Plan. Neither Seller nor any ERISA Affiliate is subject to any penalty or tax with respect to any Target Employee Plan under
Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Seller has timely made all contributions and other payments required by and due under the terms of each Target Employee Plan. For purposes of this SECTION 2.21(D), "INDIAN EMPLOYEE AND LABOR LAWS" means all of the following Laws of India, as amended, and all Orders relating thereto applicable to Target, its Subsidiaries or the Business: the Contract Labour (Regulation and Abolition) Act, 1970; the Employees Provident Funds and Miscellaneous Provisions Act, 1952; the Employees State Insurance Act, 1948; the Minimum Wages Acts, 1948; the Payment of Bonus Act, 1965; the Payment of Gratuity Act, 1972; the Industrial Dispute Act, 1947; the Industrial Employment Standing Orders Act, 1946; the Minimum Wages Act, 1948; and the Trade Unions Act, 1926.

          (e) NO 401(K) PLANS. Neither Seller nor any current or past ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any employee plan intended to include a Code Section 401(k) arrangement.

          (f) NO PENSION PLANS. Neither Seller nor any current or past ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plans subject to Title IV of ERISA or Section 412 of the Code.

          (g) NO SELF-INSURED PLANS. Neither Seller nor any ERISA Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies).

          (h) COLLECTIVELY BARGAINED, MULTIEMPLOYER AND MULTIPLE-EMPLOYER PLANS. At no time has Seller or any current or past ERISA Affiliate contributed to or been obligated to contribute to any Pension Plan, which is a "Multiemployer Plan," as defined in Section 3(37) of ERISA. Neither Seller nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

          (i) NO POST-EMPLOYMENT OBLIGATIONS. No Target Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and Seller has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

          (j) COBRA; FMLA; CRFA; HIPAA. Seller and each ERISA Affiliate has, prior to the Closing, complied with COBRA, FMLA, HIPAA, and any similar provisions of state Law applicable to its Employees. Seller does not have unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Law governing health care coverage or extension.

          (k) EFFECT OF TRANSACTION. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Target Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          (l) SECTION 280G; 409A.

               (i) No payment or benefit which has been, will be or may be made by Seller or any ERISA Affiliates with respect to any Employee will, or could reasonably be expected to, be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement. There is no contract, agreement, plan or arrangement to which Seller or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. SECTION 2.21(L) of the Disclosure Schedule lists all Persons who are "disqualified individuals" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

               (ii) Except as set forth on SECTION 2.21(L) of the Disclosure Schedule, Seller is not party to any contract, agreement or arrangement that is a "nonqualified deferred compensation plan" such to Section 409A of the Code. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No nonqualified deferred compensation plan has been "materially modified" (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

          (m) EMPLOYMENT MATTERS. Target and its Subsidiaries, their respective operations and the Business is in compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees,
(ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental or Regulatory Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the Ordinary Course of Business). There are no action, suits, claims or administrative matters pending, threatened or reasonably anticipated against Target, its Subsidiaries, the Business or any of the Employees relating to any Employee, Employee Agreement or Target Employee Plan. There are no pending or, to Seller's Knowledge, threatened, or reasonably anticipated claims or actions against Target, its Subsidiaries, the Business or any trustee of such Person under any worker's compensation policy. The services provided by each Employee is terminable at the will of Target and its ERISA Affiliates and any such termination would result in no Liability to Target or any ERISA Affiliate. Except as disclosed in SECTION 2.21(M) of the Disclosure Schedule, neither Target nor any ERISA Affiliate has direct or indirect Liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer. Seller has provided Buyer with all information regarding the status of any Employee that is an independent contractor (including any reports prepared by any consultant or advisor to Seller, Target, their respective Subsidiaries or the Business relating thereto) and, to the Knowledge of Seller, there have been no inquiries or concerns expressed by any Employee or any Governmental or Regulatory Body regarding the classification or misclassification of any Person as an independent contractor rather than as an employee.

          (n) LABOR. No work stoppage or labor strike against Target, its Subsidiaries, or the Business is pending, or to the Knowledge of Seller, threatened, or reasonably anticipated. Seller does not know of any activities or proceedings of any labor union to organize any Employees, or any activities or proceedings of any Employees to organize into a union. There are no actions, suits, claims, labor disputes or grievances pending or, to Seller's Knowledge, threatened, or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither Target, its Subsidiaries, nor the Business has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. None of Target, its Subsidiaries or the Business is presently, nor have they been in the past, been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Target, its Subsidiaries or the Business.

          (o) NO INTERFERENCE OR CONFLICT. To the Knowledge of Seller, no stockholder or Employee of Target or any of its Subsidiaries, nor any Transferred Employee, is obligated under any contract or agreement or subject to any Order that would interfere with such Person's efforts to promote the interests of the Business or that would interfere with the Business.

          (p) INTERNATIONAL EMPLOYEE PLAN. Neither Seller nor any ERISA Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.

          (q) EMPLOYEE SCHEDULE. SECTION 2.21(Q) of the Disclosure Schedule sets forth, (A) as of the date hereof, (i) the number of transcription Employees located in the United States who are not independent contractors ("US TRANSCRIPTIONISTS"), (ii) the number of transcription Employees located in the United States who are independent contractors ("US INDEPENDENT CONTRACTORS"),
(iii) the number of transcription Employees located in India who are not independent contractors ("INDIAN TRANSCRIPTIONISTS") and (iv) the number of Employees located in India who are independent contractors ("INDIAN INDEPENDENT CONTRACTORS"), and (B) the name and salary, city, state and country of residence and remuneration of each such Employee.

     2.22 INSURANCE. SECTION 2.22 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, Employees, officers and directors of Target and its Subsidiaries and the Business, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by Target or any of its Subsidiaries, or of Focus Softek, pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that Seller Knows of or has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and Target and its Subsidiaries, and Focus Softek (if applicable), are otherwise in compliance in all material respects with the terms of such policies and bonds. Such policies and bonds are in full force and effect. Seller has no Knowledge of a threatened termination of any of such policies. Seller has never, with respect to the Business, maintained, established, sponsored, participated in or contributed to any self-insurance plan.

     2.23 COMPLIANCE WITH LAWS. Seller and its Subsidiaries, and Focus Softek, are and have been in compliance in all material respects with all Laws and Orders to which Target, its Subsidiaries, the Shares or the Business are subject. None of Seller, its Subsidiaries, or Focus Softek has received notice and, to the Knowledge of Seller, there are no threatened or alleged claims of material violation, Liability or potential responsibility under any Law or Order to which Target, its Subsidiaries, the Shares or the Business are subject. None of Seller, its Subsidiaries or Focus Softek has ever conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law or Order by any of its directors, officers or Employees in connection with the Business.

     2.24 WARRANTIES; INDEMNITIES. Except for the warranties and indemnities contained in those Contracts identified in SECTION 2.13(L) of the Disclosure Schedule, warranties implied by Law and those representations and warranties made in this ARTICLE II or otherwise made in the Ordinary Course of Business, the terms of which have been delivered to Buyer prior to the date of this Agreement, none of Seller, its Subsidiaries or Focus Softek has given any warranties or indemnities relating to products or technology sold or services rendered by such Persons or the Business.

     2.25 BANK ACCOUNTS, LETTERS OF CREDIT AND POWERS OF ATTORNEY. SECTION 2.25 of the Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to Target, its Subsidiaries or the Business (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of Target or any of its Subsidiaries (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name and address of each Person who has a power of attorney to act on behalf of Target, its Subsidiaries or the Business. Seller has heretofore delivered to Buyer true, correct and complete copies of each letter of credit and each power of attorney described in SECTION 2.25 of the Disclosure Schedule.

     2.26 ENTIRE BUSINESS; SUFFICIENCY OF ASSETS. Seller, its Subsidiaries and Focus Softek have good, valid, insurable and marketable title to, a valid leasehold interest in, or a valid license or right to use, all of the assets (tangible or intangible), properties and rights of any kind, necessary for the conduct of, or used or held for use in connection with, the Business (including the Target Intellectual Property and the Quitclaim IP) (collectively, the "BUSINESS ASSETS"), free and clear of all Liens, except for Permitted Liens. Upon Closing, Target and its Subsidiaries will have good, valid, insurable and marketable title to, a valid leasehold interest in, or a valid license or right to use, the Business Assets, free and clear of all Liens, except for Permitted Liens. The Business Assets constitute all of the assets (tangible or intangible), properties and rights of any kind, and to Seller's Knowledge, necessary for the conduct of the Business after the Closing in substantially the same manner in which it is conducted by Seller, Focus Softek and their respective Subsidiaries on and prior to the Closing Date.

     2.27 PRODUCTS. The Products constitute all of the medical transcription software products (including products under development) owned by or exclusively licensed to Seller, its Subsidiaries, Focus Softek or any of their respective Affiliates that are or have been used in or held for use in the Business.

     2.28 REORGANIZATION. (i) The Reorganization (as defined in SECTION 2.28(A) of the Disclosure Schedule) has been duly and properly consummated in accordance with all applicable Laws and Orders and the organizational documents of the constituent parties (ii) all such actions constituting the Reorganization are legally binding on Bluestar Options, and to Seller's Knowledge, FEL, and enforceable against Seller, and, based on facts and circumstances of which Seller has Knowledge concerning FEL, FEL, in accordance with its terms and (iii) no part of the Reorganization will be set aside or otherwise avoided in any matter pursuant to any Laws or Orders, including without limitation in connection with an insolvency, liquidation, administration or reorganization affecting FEL or Bluestar Options. No Liabilities arising out of, relating to or resulting from the Reorganization (any such Liabilities, "REORGANIZATION LIABILITIES") that have not been repaid, settled, waived, terminated or otherwise extinguished prior to Closing will attach to or become a Liability of Target or any of its Subsidiaries after Closing. Prior to the date hereof, Seller has furnished to Buyer true, correct and complete copies of all other related agreements, instruments, certificates, registrations and other documents to effect all of the Reorganization (collectively, the "REORGANIZATION DOCUMENTS"). In connection with the Reorganization, Seller agrees to use its commercially reasonable efforts to take the actions specified in SECTION 2.28(B) of the Disclosure Schedule. The Deed of Demerger constitutes the legal, valid and binding obligation of Bluestar Options enforceable against Bluestar Options and, based on facts and circumstances of which Seller has Knowledge concerning FEL, FEL, in accordance with its terms and the Deed of Demerger took full effect to irrevocably and unconditionally transfer to, and vest in, Bluestar Options all the Relevant Business without any further act or deed. For the purposes of this Agreement, the expression the "RELEVANT BUSINESS" means collectively (i) the "Medical Transcription Business" (as that expression is defined in the Deed of Demerger) carried on by FEL through "Focus India" and "Focus US" (as the terms "Focus India" and "Focus US" are defined in the Deed of Demerger) and (ii) the "Undertaking" (as that term is defined in the Deed of Demerger, which "Undertaking" includes, for the avoidance of doubt, the Subsidiaries Shares).

     2.29 HIPAA MATTERS. To the Knowledge of Seller, none of Seller, Focus Softek, Target or any of their respective Subsidiaries, directors, officers, Employees or agents, nor the Business, has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in exclusion of Target or any of its Subsidiaries, or the Business, under 42 U.S.C. 1320a-7 or any similar state Law, to the extent that it is subject thereto. None of Seller, Focus Softek, Target or any of their respective Subsidiaries, nor the Business, is in material breach, violation of or default under any Contract, including any business associate arrangement, that requires compliance with HIPAA, to the extent that it is subject thereto. Each of Target and its Subsidiaries, and the Business, have implemented appropriate internal policies and procedures to maintain HIPAA-mandated levels of privacy and security of protected health information in each case in accordance with HIPAA, to the extent that it is subject thereto.

     2.30 CORRUPT PRACTICES. None of Target, its Subsidiaries or Focus Softek, nor any of their officers, directors, employees, independent contractors, stockholders, agents or representatives, or any Person associated with or acting for or on behalf of any of them, have directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for business or Contracts secured, (ii) to pay for favorable treatment for business or Contracts secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any legal requirement, or (b) established or maintained any fund or asset that has not been recorded in the books or records of the Business.

     2.31 COMPLETE COPIES OF MATERIALS. Seller has delivered or made available true and complete copies of each document to the extent such document exists (or summaries of same) that has been requested by Buyer or its counsel in writing (including for this purpose by email), including all Contracts and other documents listed in the Disclosure Schedule.

     2.32 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Seller (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by Seller pursuant to this Agreement contains, or will contain, any untrue statement of a material fact, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     3.1 ORGANIZATION; POWER. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on Buyer.

     3.2 AUTHORITY. Buyer has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Acquisition Transactions and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the Acquisition Transactions and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and any Related Agreements to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding obligations of Buyer, enforceable against each of Buyer in accordance with their terms.

     3.3 CONFLICTS. The execution, delivery and performance of this Agreement and any Related Agreements will not:

          (a) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, modification, termination or cancellation or a loss of rights, or result in encumbrance of any nature whatsoever upon any of the assets of Buyer under (1) the Certificate of Incorporation or Bylaws of Buyer, (2) any agreement to which Buyer is a party that it has filed or is required to be filed with the Securities and Exchange Commission (except an agreement with a provider of a line of credit whose approval Buyer will either obtain prior to the Closing Date or which agreement will be terminated prior to the Closing Date), (3) any Order to which Buyer is a party or by which Buyer is bound or (4) any Laws affecting Buyer, except such violations, conflicts, breaches or defaults that would not result in a material adverse effect; or

          (b) assuming the truth and accuracy of the representations and warranties made by Seller, require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Governmental Body, except for such approvals, consents, authorizations, declarations, filings or registrations, the failure of which to be obtained or made would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereunder.

     3.4 CONSENTS. Assuming the truth and accuracy of the representation and warranty contained in SECTION 2.6, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Body, is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and any Related Agreements to which Buyer is a party or the consummation of the Acquisition Transactions and the other transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a material adverse effect on Buyer.

     3.5 CAPITAL RESOURCES. Buyer has, or will have at Closing, sufficient capital resources to pay the Purchase Price.

     3.6 BROKER'S AND FINDERS' FEES. Buyer has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement, the Related Agreement, the Acquisition Transactions or any other transaction contemplated hereby and thereby for which Seller could become liable.

     3.7 COMPLIANCE WITH LAWS. Buyer has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, any applicable with respect to the conduct of its business, or the ownership or operation of its business, assets or properties, except where noncompliance would not, either individually or in the aggregate, be material to Buyer.

     3.8 LITIGATION. There is no private or governmental action, suit proceeding, arbitration claim or, to the Knowledge of Buyer, investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Knowledge of Buyer, threatened against Buyer or its properties or any of its respective officers or directors (in their capacity as such) or, any basis therefor, that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement and any Related Agreements, or that could reasonably be expected to be either individually or in the aggregate, material to Buyer. There is no judgment, decree or order against Buyer or any of its respective directors or officers (in their capacities as such), or any basis therefor, that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement and any Related Agreements, or that could reasonably be expected to be either individually or in the aggregate, material to Buyer.

     3.9 BUYER RESTRICTED STOCK. The shares of common stock of Buyer designated as restricted stock to be issued pursuant to the terms and conditions of the employment agreements to be entered into pursuant to the Employment Offer Letters (the "BUYER RESTRICTED STOCK") have been duly authorized, and upon issuance of such Buyer Restricted Stock pursuant to the terms of such employment agreements, will be validly issued, fully paid and nonassessable.

                                   ARTICLE IV

                    CONDUCT OF BUSINESS PRIOR TO THE CLOSING

     4.1 CONDUCT OF THE BUSINESS. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Seller agrees, and agrees to cause its Subsidiaries and Affiliates, to (i) conduct the Business, except to the extent that Buyer shall otherwise consent in writing, in the Ordinary Course of Business, (ii) pay the debts (including any annual fees payable to the Registrar of Corporate Affairs in the British Virgin Islands) and Taxes of Target, its Subsidiaries and the Business when due (subject to SECTION 4.1(E) below), (iii) pay or perform other obligations of Target, its Subsidiaries and the Business when due, and (iv) preserve intact the present business organizations of Target, its Subsidiaries and the Business, use its reasonable best efforts to keep available the services of the present officers and Employees of Target, its Subsidiaries and the Business, and use its reasonable best efforts to preserve the relationships of Target, its Subsidiaries and the Business with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Business at the Closing. Seller shall promptly notify Buyer of any event or occurrence or emergency not in the Ordinary Course of Business and any material event involving Target, its Subsidiaries or the Business that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Closing. In addition to the foregoing, except as expressly contemplated by this Agreement and except as expressly set forth in SECTION 4.1 of the Disclosure Schedule, Seller shall not, and shall cause its Subsidiaries and Affiliates not to, without the prior written consent of Buyer, from and after the date of this
Agreement:

          (a) cause or permit any amendments to the Charter Documents;

          (b) make any expenditures or enter into any commitment or transaction by Target or its Subsidiaries, or with respect to the Business, exceeding $100,000 individually or $250,000 in the aggregate, or enter into any commitment or transaction of the type described in SECTION 2.9 hereof;

          (c) other than as specifically contemplated by this Agreement, pay, discharge, waive or satisfy, in an amount in excess of $50,000 in any one case, or $100,000 in the aggregate, any Liability of Target, any of its Subsidiaries or of the Business, other than payments, discharges or satisfactions in the Ordinary Course of Business of Liabilities reflected or reserved against in the Current Balance Sheet;

          (d) (i) adopt or change accounting methods, policies or practices (including any change in depreciation or amortization policies) of the Business, other than as required by GAAP, or (ii) revalue any of the assets (whether tangible or intangible) or properties of Target or its Subsidiaries, or of the Business, including writing down the value of inventory or writing off notes or accounts receivable, other than in the Ordinary Course of Business;

          (e) make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement, settle any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any claim or assessment or file any amended Tax Return or other material Tax Return unless a copy of such Tax Return has been delivered to Buyer for review a reasonable time prior to the due date for filing and Buyer has approved such Tax Return, in each case, with respect to Taxes of Target, any of its Subsidiaries or to the Business;

          (f) create or permit the creation of any Lien (other than Permitted Liens) on any material asset (whether tangible or intangible) or property of Target, its Subsidiaries or the Business, or the Shares;

          (g) (i) issue, grant, deliver or sell or authorize or propose, or enter into any Contract regarding, the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Target Securities or Subsidiary Securities, or any securities convertible into, exercisable or exchangeable therefor, (ii) pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Target Securities or Subsidiary Securities, (iii) split, combine or reclassify any Target Securities or Subsidiary Securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Target Securities or Subsidiary Securities, or (iv) repurchase, redeem or otherwise acquire, directly or indirectly, any Target Securities or Subsidiary Securities, or any securities convertible into, exercisable or exchangeable therefor;

          (h) increase the salary or other compensation payable or to become payable in excess of $10,000 in the aggregate by (i) Target or any of its Subsidiaries to any of their respective officers, directors, Employees, independent contractors or advisors (or change the material terms of employment or engagement of such Persons), or (ii) Focus Softek to any of their respective Employees or independent contractors who are employed or retained in connection with the Business (or change the material terms of employment or engagement of such Persons); or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by Target or any of its Subsidiaries of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

          (i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets (whether tangible or intangible) of Target or any of its Subsidiaries, or of the Business, including the sale of any accounts receivable of the Business, in each case, except in the Ordinary Course of Business;

          (j) make any loan by Target or any of its Subsidiaries to any Person (including the creation of any Intercompany Accounts) or purchase by Target or any of its Subsidiaries of any debt securities of any Person;

          (k) (i) incur on behalf of Target or any of its Subsidiaries, or on behalf of the Business, any indebtedness, except for advances to Employees for travel and business expenses in the Ordinary Course of Business, (ii) amend the terms of any outstanding loan agreement of Target or any of its Subsidiaries, or
(iii) guarantee by Target or any of its Subsidiaries, or on behalf of the Business, any indebtedness of any other Person;

          (l) waive or release any right or claim of Target, any of its Subsidiaries or the Business, including any write-off or other compromise of any account receivable of the Business;

          (m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against Target or any of its Subsidiaries or the Business involving a sum exceeding $50,000;

          (n) (i) sell, lease, license or transfer to any Person any rights to any Target Intellectual Property or enter into any agreement or modify any existing agreement with respect to any Target Intellectual Property with any Person or with respect to any Intellectual Property of any Person, (ii) purchase or license any Intellectual Property or enter into any agreement or modify any existing agreement with respect to the Intellectual Property of any Person,
(iii) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property with a third party, or (iv) change royalties or, other than in the Ordinary Course of Business, pricing, set or charged by Target, any of its Subsidiaries or the Business to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to Target or any of its Subsidiaries;

          (o) enter into, amend or otherwise modify, or violate the terms of, any Material Contract, other than the entry into, in the Ordinary Course of Business, of new Material Contracts with customers of the Business for the provision of transcription services;

          (p) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, or, other than in the Ordinary Course of Business, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements;

          (q) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business;

          (r) adopt or amend any Target Employee Plan, enter into any employment contract, pay or agree to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates, or other compensation (including any equity-based compensation) of its Employees except payments made pursuant to written agreements outstanding on the date hereof and disclosed in SECTION 4.1(R) of the Disclosure Schedule, other than in the Ordinary Course of Business (provided, that any increase or modification in the salaries, wage rates or other compensation shall not exceed $10,000 in the aggregate);

          (s) hire, promote, demote or terminate any Employees, or encourage any Employees to resign from Seller, other than the hiring of "at will" Employees in the Ordinary Course of Business;

          (t) cancel, amend or renew any insurance policy; or

          (u) take, or agree in writing or otherwise commit to take, on behalf of Target or any of its Subsidiaries, or on behalf of the Business, any of the actions described in SECTIONS 4.1(A) through 4.1(T) hereof, or any other action that would (i) prevent Seller from performing, or cause Seller not to perform, their respective covenants hereunder or (ii) cause or result in any of its representations and warranties of Seller contained herein to be untrue or incorrect.

     4.2 NO SOLICITATION. Until the earlier of (i) the Closing, or (ii) the date of termination of this Agreement pursuant to the provisions of SECTION 8.1 hereof, Seller shall not (nor shall Seller permit, as applicable, any of their respective Subsidiaries or Affiliates or any officers, directors, Employees, stockholders, agents or representatives of any of the foregoing to), directly or indirectly, take any of the following actions with any party other than Buyer and its representatives, advisors and designees: (a) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the Business, the assets (tangible or intangible), properties or technologies (including the Quitclaim
IP) of Target, its Subsidiaries or the Business, or any amount of Shares or other Ordinary Shares (whether or not outstanding), whether by merger, consolidation, purchase of shares or assets, tender offer, other business combination, license or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any Person concerning the Business, the assets (tangible or intangible), properties or technologies (including the Quitclaim IP) of Target, its Subsidiaries or the Business, or afford to any Person access to the properties, technologies, books or records of same, not customarily afforded such access, (c) assist, facilitate or cooperate with any Person to make any proposal regarding the transactions referenced in clause (a), or (d) enter into any agreement with any Person relating to any of the foregoing. Seller shall immediately cease and cause to be terminated any such negotiations, discussions, grants of access, sharing of information or agreements (other than with Buyer) that are the subject matter of clause (a), (b), (c) or (d) above. In the event that Seller, Anirudh Baheti or any of their respective Affiliates shall receive, prior to the Closing or the termination of this Agreement in accordance with SECTION 8.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause
(a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, Seller shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Buyer thereof in writing promptly (but in any event within two (2) Business Days of receipt of same), which notice shall include information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Buyer may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this SECTION 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Buyer shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this SECTION 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof or any foreign court having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, employee, independent contractor, member, stockholder, agent, representative, Subsidiary or Affiliate of Seller shall be deemed to be a breach of this Agreement by Seller.

     4.3 PROCEDURES FOR REQUESTING BUYER CONSENT. If Seller of any of its Subsidiaries or Affiliates desires to take an action which would be prohibited pursuant to SECTION 4.1 of this Agreement without the written consent of Buyer, prior to taking such action Seller may request such written consent by sending an e-mail or facsimile to both of the following individuals:

          (a)  Senior Vice President Corporate Development
               Telephone: (781) 565-5041
               Facsimile: (781) 565-5565
               E-mail address: Richard.Palmer@nuance.com

          (b)  General Counsel
               Telephone: (408) 395-6529
               Facsimile: (408) 317-0310
               E-mail address: Jo-Anne.Sinclair@nuance.com

     In the event that no consent or response is received within five (5) Business Days of receipt of a request from Seller, the Buyer shall have deemed to have granted consent to the request by the Seller.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

     5.1 NON-COMPETITION; NON-SOLICITATION; NO-HIRE.

          (a) From and after the Closing Date until the fifth (5th) anniversary thereof, Seller shall not, and it shall not permit any of their respective Subsidiaries or Affiliates to, directly or indirectly, engage anywhere in the world in any business or activity that competes, directly or indirectly, with the Business (including, for the avoidance of doubt, each of (i) the provision of medical transcription services and (ii) the provision of any product, platform or technology that competes with the Products) (any such business or activity, a "COMPETING BUSINESS"); provided that nothing herein shall prohibit the acquisition by Seller or any of Seller's Subsidiaries or Affiliates of any interest in any publicly listed company that owns a Competing Business as long as such interest does not exceed one percent (1%) of the issued and outstanding capital stock of such company.

          (b) From and after the Closing Date until the fifth (5th) anniversary of thereof, Seller shall not, and they shall not permit any of their respective Subsidiaries or Affiliates to, directly or indirectly, (i) solicit, encourage or induce any Person employed or engaged (as an employee, independent contractor or otherwise) by Buyer or any of its Subsidiaries to leave the employment or engagement of Buyer or any of its Subsidiaries, (ii) hire, employ or engage (as an employee, independent contractor or otherwise) any Person that has, in the eighteen (18) months preceding any such intended hiring, engagement or employment, been employed or engaged by Buyer or any of its Subsidiaries, or
(ii) solicit, encourage or induce any existing or future customer of Buyer or any of its Subsidiaries or the Business to cease doing business with Buyer or any of its Subsidiaries or the Business.

          (c) Notwithstanding any other provision of this Agreement, it is understood and agreed that remedies at law would by themselves be inadequate in the case of any breach of the covenants contained in this SECTION 5.1, and Buyer shall be entitled to equitable relief in respect thereof, including the remedy of specific performance or injunctive relief, with respect to any breach of such covenants, without the need to show any proof of damages or the posting of any bond.

     5.2 ACCESS TO INFORMATION. Seller shall, and shall cause its Subsidiaries and Affiliates to, afford Buyer and its accountants, counsel and other representatives and agents, reasonable access upon reasonable notice during the period from the date hereof and prior to the Closing to (i) all of the properties (excluding source code), books, contracts, commitments and records of Seller and its Subsidiaries and Affiliates, (ii) all other information concerning the business, assets, properties and personnel (subject to restrictions imposed by applicable Law) of Target, its Subsidiaries and the Business as Buyer may reasonably request, and (iii) all Employees of the Business as identified by Buyer. Seller agrees to provide to Buyer and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) relating to Target, its Subsidiaries or the Business promptly upon request. No information or knowledge obtained in any investigation pursuant to this SECTION 5.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition Transactions in accordance with the terms and provisions hereof.

     5.3 CONFIDENTIALITY. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to SECTION 5.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement effective as of November 7, 2006 (the "CONFIDENTIALITY AGREEMENT"), between FII and Buyer, which shall bind each of the other parties hereto as if they were a party to such Confidentiality Agreement. In this regard, Seller acknowledge that Buyer's common stock is publicly traded and that any information obtained by Seller regarding Buyer, including information regarding this Agreement and the transaction contemplated hereby, could be considered to be material non-public information within the meaning of US federal and state securities Laws. Accordingly, Seller acknowledges and agree not to engage in any transactions in the Buyer's common stock in violation of applicable insider trading Laws.

     5.4 EXPENSES. Whether or not the Acquisition Transactions are consummated, all fees and expenses incurred in connection with the Acquisition Transactions including all financial advisory, consulting, and all other fees and expenses of third parties (including any costs incurred to obtain consents, waivers or approvals as a result of the compliance with SECTION 5.6 hereof) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby ("THIRD PARTY EXPENSES"), shall be the obligation of the respective party incurring such fees and expenses. Third Party Expenses shall also include any bonuses or severance paid or to be paid to Employees in connection with the Acquisition Transactions.

     5.5 PUBLIC DISCLOSURE AND OTHER COMMUNICATIONS. None of Seller, Target or their respective Subsidiaries, nor any officer, director, employee, independent contractor or representative of the foregoing shall issue any statement or make any communication to any third party (other than their respective agents that are bound by confidentiality restrictions), including any vendor or supplier to, or any customer of, the Business, regarding the subject matter of this Agreement or the transactions contemplated hereby (including any proposed plans of Buyer for the Business or the operation thereof and, if applicable, the termination of this Agreement and the reasons therefor) without the consent of Buyer. Neither Buyer nor any of its Subsidiaries, nor any officer, director, employee, independent contractor or representative of the foregoing, shall issue any press release or any other public statement regarding the subject matter of this Agreement or the transactions contemplated hereby (including, if applicable, the termination of this Agreement and the reasons therefor) without the consent of Seller (on behalf of itself and Focus Softek), except that this restriction shall be subject to Buyer's obligation to comply with applicable securities Laws and the rules of the Nasdaq Stock Market.

     5.6 FILINGS AND CONSENTS. Seller shall ensure that: (i) Seller and its advisors and representatives cooperate with Buyer and Buyer's advisors and representatives, and comply with the reasonable requests of Buyer with respect to, and make, give and obtain on a timely basis, all filings, notices and consents required to be made, given and obtained in order to consummate the transactions contemplated by this Agreement and the Related Agreements; and (ii) at all times after the execution of this Agreement and prior to the Closing, Seller and its advisors and representatives cooperate with Buyer and with Buyer's advisors and representatives, and prepare and make available such documents and take such other actions as Buyer may reasonably request, in connection with any filing, notice or consent that Buyer is required or elects to make, give or obtain.

     5.7 REASONABLE BEST EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Acquisition Transactions and the other transactions contemplated hereby and by the Related Agreements, to satisfy the conditions to the obligations to consummate the Share Purchase, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Acquisition Transactions and the other transactions contemplated by this Agreement and by the Related Agreements for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

     5.8 NOTIFICATION OF CERTAIN MATTERS.

          (a) Seller shall give prompt notice to Buyer of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate at or prior to the Closing, (ii) any failure of Seller or Focus Softek to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Related Agreements, or (iv) any notice or other communication from any Governmental or Regulatory Body, or notice of any claim, action, investigation or proceeding, in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this SECTION 5.8 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or
(b) constitute an acknowledgment or admission of a breach of this Agreement.

          (b) Buyer shall give prompt written notice to Seller of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, (ii) any failure of Buyer to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Related Agreements, or (iv) any notice or other communication from any Governmental or Regulatory Body, or notice of any claim, action, investigation or proceeding, in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this SECTION 5.8(B) shall not (a) limit or otherwise affect any remedies available to Seller or (b) constitute an acknowledgment or admission of a breach of this Agreement.

     5.9 EMPLOYMENT ARRANGEMENTS; EMPLOYEE COMMUNICATIONS.

          (a) Each employee of Seller who remains an employee of Buyer or a Subsidiary of Buyer after the Closing Date shall be referred to hereafter as a "CONTINUING EMPLOYEE." Continuing Employees shall be eligible to receive benefits consistent with the applicable human resources policies of Seller or its Subsidiaries in existence prior to the Closing.

          (b) None of Seller, Target or their respective Subsidiaries, nor any officer, director, Employee or representative of the foregoing shall (i) send any written communications (including electronic communications) or make any verbal commitment or promise to any Employees regarding this Agreement or the transactions contemplated hereby (including as to their continued employment or with respect to their compensation or benefits), or (ii) make any oral communications to Employees that are inconsistent with this Agreement or the transactions contemplated hereby, in each case, without the prior written consent of Buyer, which shall not be unreasonably withheld.

     5.10 INTERCOMPANY ACCOUNTS; RELATED-PARTY CONTRACTS(a) . On or prior to the Closing, Seller shall, and shall cause its Affiliates to, (i) forgive, terminate, waive, repay or otherwise settle (or cause to be forgiven, terminated, waived or otherwise settled) in full all Intercompany Accounts existing as of the Closing Date, (ii) terminate or cancel each Contract required to be disclosed pursuant to SECTION 2.14(A)(XIV), unless otherwise directed in writing by Buyer, and (iii) be paid to FIIPL all amounts owing to it by Focus Tele Call Private Limited, a limited liability company incorporated under the laws of India ("FTCPL"), pursuant to that certain Share Sale Agreement dated as of March 30, 2006 among FIIPL, FTCPL and Focus Softek. If Buyer believes that the Intercompany Accounts existing since January 31, 2007 exceeds $1,013,000 (such excess amount, an "INTERCOMPANY EXCESS"), within 60 days following the Closing Date, Buyer shall prepare and deliver to Seller documentation set forth substantiation of such excess (the "INTERCOMPANY EXCESS SCHEDULE"). If Seller disagrees with such calculation, Seller shall follow the procedure set forth in
Section 1.7(b) and (c) substituting "Intercompany Excess Schedule" for "Working Capital Schedule" and "Intercompany Excess" for "Net Working Capital." If there is finally determined to be an Intercompany Excess in accordance with the foregoing procedures, Seller shall remit within three (3) Business Days of such determination, Seller shall promptly deliver to Buyer the Intercompany Excess by wire transfer of immediately available funds to an account designated in writing by Buyer to Seller; provided, however, that if such amount is $250,000 or less, then Buyer must make a claim against the Escrow Fund for the recovery of such excess.

     5.11 TAX MATTERS.

          (a) TRANSFER TAXES AND RELATED EXPENSES. Notwithstanding anything to the contrary contained in this Agreement, Seller shall be responsible for, and to the extent permitted by Law shall pay, any and all value-added, sales, use, transfer (including real property gains or transfer), documentary, stamp duty, stamp, goods and services, excise, recording and similar Taxes incurred in connection with the Acquisition Transactions, as well as any notarial or other similar fees incurred by Seller or Buyer in connection with this Agreement and the Acquisition Transactions (including those in connection with the preparation of the Deed of Transfer) ("TRANSFER TAXES"), and Seller shall reimburse Buyer for any Transfer Taxes paid by Buyer within ten (10) Business Days of Buyer's written request for same.

          (b) TAX RETURNS; RESPONSIBILITY FOR TAXES. Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of or with respect to Target, any of its Subsidiaries, their respective operations or the Business required to be filed on or prior to the Closing Date. Any such Tax Return shall be prepared in accordance with applicable Law and consistent with past practices. Seller shall deliver a copy of any such Tax Return to Buyer for review and approval a reasonable time prior to the due date for filing. Buyer shall prepare and timely file, or cause to be prepared and timely filed, all other Tax Returns of or with respect to Target, any of its Subsidiaries, their respective operations or the Business. Buyer shall be responsible for and shall timely pay or cause to be paid any and all Taxes imposed on or with respect to Target, any of its Subsidiaries, their respective operations or the Business (i) that are not yet due and payable as of the Closing Date and were incurred in the Ordinary Course of Business (the "ORDINARY COURSE TAXES") during any taxable period or portion thereof ending on or prior to the Closing Date (each, a "PRE-CLOSING TAX PERIOD"), or (ii) arising during and attributable to any taxable period or portion thereof beginning on the day after the Closing Date. Notwithstanding anything to the contrary in this Agreement, Seller shall be solely responsible for and shall timely pay or cause to be paid (A) any and all Taxes of Seller for any taxable period, or portion thereof, and (B) any and all Taxes (other than those Taxes specified in clause (i) above) imposed on or with respect to Target, any of its Subsidiaries, their respective operations or the Business for any Pre-Closing Tax Period (such Taxes for which the Seller is responsible pursuant to this sentence, the "PRE-CLOSING TAXES"). Pre-Closing Taxes shall also include, whether or not any such Taxes would otherwise be included in clause (i) above, any and all Taxes incurred in connection with the Reorganization, the Quitclaim, the transactions contemplated by SECTIONS 1.8 and 5.10 and any Taxes associated with dividends or other distributions declared or paid by Target or any of its Subsidiaries on or prior to the Closing Date. With respect to any taxable period that includes, but does not end on, the Closing Date (each, a "STRADDLE PERIOD") (i) the portion of any real, personal and intangible property or ad valorem Taxes ("PROPERTY TAXES") allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and (ii) the portion of any Taxes other than Property Taxes allocable to the Pre-Closing Tax Period shall be computed as if such Straddle Period ended on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period. To the extent that Buyer is required to remit any such Taxes payable by Seller pursuant to this
SECTION 5.11(B), Seller shall pay to Buyer any such Taxes at least ten (10) Business Days prior to the due date for payment.

          (c) U.S. TAX ELECTIONS. Buyer, in its sole discretion, may make an election under Section 338 of the Code with respect to Target, Bluestar and FIIPL.

          (d) COOPERATION. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this SECTION 5.11, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

     5.12 AUDIT OPINION. Seller shall use all reasonable efforts to obtain an unqualified audit opinion with respect to the Financials from the auditors of Target (the "AUDIT OPINION"), including for this purpose making such changes to the Financials as are reasonably necessary to obtain such opinion, such opinion to be in such form as Target's auditors will be able to confirm to Parent that they know of no reason they would be unwilling, upon request, to provide such consent as may be required in order to include the Audited Financials in a current report under Item 2.01 on Form 8-K or a registration statement Parent may wish to file with the SEC after the Closing.

     5.13 TRADEMARKS. Seller shall use commercially reasonable efforts to promptly change the company names of all Seller-related entities (other than Focus Care Inc. and Focus Clinicare Private Limited) to not include the element "Focus" or any confusingly similar element or name. Focus Care Inc. and Focus Clinicare Private Limited shall be allowed to continue to use the FOCUS CARE and FOCUS CLINICARE trade names so long as not used in connection with medical transcription services or related products or services. Seller, on behalf of itself and its Affiliates, represents, warrants and covenants that, except for Focus Care Inc.'s and Focus Clinicare Private Limited's limited use in accordance with this Section 5.13, (i) any and all right, title and interest in, to and under the Focus and Focus-formative trademark and trade names, including all goodwill of the businesses symbolized by and appurtenant to such trademarks and trade names, has been assigned to Buyer; and (ii) neither Seller nor its related persons or entities will, directly or indirectly, adopt, use or assist any third party to use any trademark or trade name that incorporates the element "Focus" or any trademarks or trade names that are likely to be confused with the "Focus" trademark or trade name.

                                   ARTICLE VI

                        CONDITIONS TO THE SHARE PURCHASE

     6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE SHARE PURCHASE. The respective obligations of Seller and Buyer to effect the Share Purchase shall be subject to the satisfaction or waiver (as applicable), at or prior to the Closing, of the following conditions:

          (a) NO ORDER; ILLEGALITY. No Governmental or Regulatory Body shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition Transactions (taken as a whole) or the Share Purchase illegal or otherwise prohibiting consummation of the Acquisition Transactions (taken as a whole) or the Share Purchase.

          (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition Transactions (taken as a whole) or the Share Purchase shall be in effect, nor shall any proceeding, action, suit, claim or injunction brought by any Governmental or Regulatory Body seeking any of the foregoing be threatened or pending.

     6.2 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to consummate and effect the Share Purchase shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Buyer:

          (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of Seller made in this Agreement and the Related Agreements that are qualified as to materiality or Material Adverse Effect shall be true, correct and complete as of the date hereof, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete as of such date; (ii) the representations and warranties of Seller made in this Agreement and the Related Agreements that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects as of the date hereof, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all material respects as of such date; and (iii) Seller, its Subsidiaries and Focus Softek shall have performed or complied in all material respects with all obligations and covenants required by this Agreement and the Related Agreements to be performed or complied with by such Persons at or prior to the Closing. Seller shall have delivered to Buyer a certificate, dated the Closing Date, and each signed by an authorized director of Seller, confirming the matters set forth in the foregoing (such certificate, the "SELLER'S DIRECTOR'S CERTIFICATE").

          (b) GOVERNMENTAL APPROVAL. Approvals from any Governmental or Regulatory Body deemed appropriate or necessary by Buyer, in consultation with its legal counsel, in connection with the Acquisition Transactions and the other transactions contemplated by this Agreement shall have been timely obtained.

          (c) ABSENCE OF MATERIAL LITIGATION. Except for the matter set forth on
Schedule 1.1(a)(i), there shall be no action, suit, claim, order, injunction or proceeding of any nature by any Person (other than a Governmental or Regulatory
Body) pending, or overtly threatened, against Buyer, Target or any of its Subsidiaries, or any of their respective properties, officers or directors arising out of, or in any way connected with, the Acquisition Transactions that seeks to prohibit, materially alter or materially delay the Acquisition Transactions (taken as a whole) or the Share Purchase.

          (d) EMPLOYEES AND INDEPENDENT CONTRACTORS.

               (i) The number of US Transcriptionists, US Independent Contractors, Indian Transcriptionists and Indian Independent Contractors employed or engaged as of the Closing Date shall be no less than 85% of the number of US Transcriptionists, US Independent Contractors, Indian Transcriptionists and Indian Independent Contractors employed or engaged as of the date of this Agreement, as set forth on SECTION 2.21(Q) of the Disclosure Schedule.

               (ii) No less than 80% of the Transferred Employees shall have agreed to be employed by one or any of the Transferred Entities following the Closing and such Transferred Employees shall have terminated their employment or consulting arrangements with Focus Softek.

          (e) TERMINATION OF AGREEMENTS. Seller shall have terminated each of those agreements listed on SCHEDULE 6.2(E) to this Agreement and each such agreement shall be of no further force or effect.

          (f) ELIMINATION OF INTERCOMPANY ACCOUNTS. All Intercompany Accounts shall have been forgiven, terminated, waived or settled in accordance with the provisions of SECTION 5.10 and Buyer shall have received evidence of same reasonably requested and reasonably satisfactory to it.

          (g) NO MATERIAL ADVERSE EFFECT. There shall not have occurred or be continuing any event or condition of any character that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (h) RESIGNATION LETTERS. Buyer shall have received the Resignation Letters effective as of the Closing Date.

          (i) LEGAL OPINION. Buyer shall have received legal opinions from British Virgin Islands legal counsel (together with the documents appended, scheduled or otherwise attached thereto) and Indian legal counsel to Seller, substantially in the forms attached hereto as EXHIBIT E-1 and EXHIBIT E-2, respectively.

          (j) UNANIMOUS BOARD AND SHAREHOLDER APPROVALS. This Agreement, the Acquisition Transactions and the other transactions contemplated hereby shall have been unanimously approved by (i) the Board of Directors and the members of Seller, which unanimous approvals shall be in form and substance reasonably satisfactory to Buyer, and (ii) the Board of Directors of Target in form and substance reasonably satisfactory to Buyer, and, in each case, such unanimous approvals shall not have been modified or revoked.

          (k) BVI CORPORATE DOCUMENTS AND INSTRUMENTS. Seller shall have delivered to Buyer original (or, as specified, a copy of) the documents and instruments with respect to Target as set forth on SCHEDULE 6.2(K).

          (l) DELIVERY OF ADDITIONAL FINANCIAL STATEMENTS. Buyer shall have received for the Business unaudited statements of income and retained earnings and comprehensive income for the three months ended December 31, 2005 and 2006 prepared in accordance with GAAP.

          (m) CERTIFICATE OF SECRETARY OF SELLER. Buyer shall have received a certificate, validly executed by the Secretary of Seller, certifying as to (i) the terms and effectiveness of the Charter Documents, and (ii) the valid adoption of the resolutions of the Board of Directors and the members of Seller (whereby the Acquisition Transactions and the other transactions contemplated hereunder were unanimously approved by the Board of Directors and members) (such certificate, the "SELLER'S SECRETARY'S CERTIFICATE").

          (n) EQUITY SECURITIES. All of the issued and outstanding equity securities of Bluestar Options, FII and FIIPL shall be owned of record and beneficially by Target and/or its Subsidiaries, and Seller shall have provided Buyer with evidence reasonably satisfactory to Buyer that all such equity securities are owned of record and beneficially by Target and/or its Subsidiaries.

          (o) AVENDUS FEES; DEED OF TRANSFER. Seller shall have delivered to Buyer an invoice setting forth the Avendus Fees and the Deed of Transfer.

          (p) FEL CERTIFICATE. Buyer shall have received a certificate validly executed by a director of FEL in the form as attached hereto as EXHIBIT F.

          (q) OTHER DOCUMENTS. Buyer shall have received all other documents and instruments reasonably requested by Buyer with respect to the existence of Seller, Target, Focus Softek and their respective Subsidiaries, the authority of Seller and Focus Softek to enter into this Agreement and the Related Agreements, and the compliance by Seller, Focus Softek and their respective Subsidiaries with the requirements of applicable Law in connection with the consummation of the Acquisition Transactions.

          (r) AUDIT OPINION. (i) Seller shall have obtained the Audit Opinion, a copy of which shall have been delivered to Buyer, with respect to the Financials, together with a copy of the Financials, as revised, if applicable, and in final form that are the subject of the audit (the "AUDITED FINANCIALS"),
(ii) the draft audited financials provided to Buyer on March 13, 2007 shall not have been modified in any material and adverse respect in order to obtain the Audit Opinion (provided that, for purpose of this Section 6.2(r) only, a change in revenue of less than 5 percent and/or a change in operating income of less than 10% shall not be deemed "material"), and (iii) Target's auditors shall have confirmed to Parent that they know of no reason they would be unwilling, upon request, to provide such consent as may be required in order to include the Audited Financials in a current report under Item 2.01 on Form 8-K or a registration statement Parent may wish to file with the SEC after the Closing.

     6.3 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate and effect the Share Purchase shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

          (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. (i) The representations and warranties of Buyer made in this Agreement and the Related Agreements that are qualified as to materiality shall be true, correct and complete as of the date, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete as of such date; (ii) the representations and warranties of Buyer made in this Agreement and the Related Agreements that are not qualified as to materiality shall be true and correct in all material respects as of the date hereof, except for those representations and warranties that refer to facts existing at a specific date, which shall be true, correct and complete in all material respects as of such date; and (iii) Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement and the Related Agreements to be performed or complied with by Buyer at or prior to the Closing. Buyer shall have delivered to Seller a certificate, dated the Closing Date, and signed by a Vice President of Buyer confirming the matters set forth in the foregoing (such certificate, "BUYER'S OFFICER'S CERTIFICATE").

          (b) OTHER DOCUMENTS. Seller shall have received all other documents and instruments reasonably requested by Seller with respect to the existence of Buyer, the authority of Buyer to enter into this Agreement and the Related Agreements, and the compliance by Buyer with the requirements of applicable Law in connection with the consummation of the Acquisition Transactions.

                                   ARTICLE VII

               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

     7.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Seller in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Closing for a period ending at 5:00 p.m. Indian time on the first Business Day immediately following the first anniversary of the Closing Date; provided that, notwithstanding the foregoing, (i) those representations and warranties contained in SECTIONS 2.1, 2.2, 2.3 and 2.4 shall survive indefinitely, and (ii) those representations and warranties contained in SECTION
2.28 will survive until 5:00 p.m. Indian time on the first Business Day immediately following the fifth anniversary of the Closing Date. The representations and warranties of Buyer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Closing for a period ending at 5:00 p.m. Indian time on the first Business Day immediately following the first anniversary of the Closing Date; provided that, notwithstanding the foregoing, those representations and warranties of Buyer contained in SECTIONS 3.1, 3.2 and 3.5 shall survive indefinitely. The covenants and agreements of each of the parties hereto contained in this Agreement shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by applicable Law. The expiration of the periods referenced to in this SECTION 7.1 shall be referred to in this Agreement as the "SURVIVAL DATE".

     7.2 INDEMNIFICATION.

          (a) Seller agrees to indemnify and hold Buyer, its Affiliates (including, on and after the Closing, Target and its Subsidiaries) and their respective officers, directors, and successors (the "BUYER INDEMNIFIED PARTIES"), harmless against any and all claims, losses, Liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense, and diminution in value (hereinafter, individually, a "LOSS"; and, collectively, "LOSSES") incurred or sustained by the Buyer Indemnified Parties, or any of them, directly or indirectly, as a result of or arising in connection with the following:

               (i) (A) any breach or inaccuracy of any representation or warranty of Seller or Focus Softek contained in this Agreement as of the date of hereof and as of the Closing Date as if such representation or warranty were made as of the Closing Date (except for representations and warranties that refer to facts existing as of a specific date, which shall be true and correct as of such date) or (B) any breach or inaccuracy of any representation, warranty, certification, confirmation or other statement in any certificate or other instruments delivered by or on behalf of Seller, its Subsidiaries, FEL or Focus Softek pursuant to this Agreement;

               (ii) any failure by Seller, its Subsidiaries or Focus Softek to perform or comply with any covenant applicable to any of them contained in this Agreement (including any failure of the Quitclaim to be consummated in accordance with SECTION 1.3);

               (iii) except to the extent reflected in or reserved against in the Current Balance Sheet, the operation of the Business by Seller and its Subsidiaries and Affiliates prior to Closing;

               (iv) except to the extent reflected in or reserved against in the Current Balance Sheet, any Liabilities relating to or arising out of the Restructuring (other than such Liabilities directly resulting from actions taken by Buyer after Closing);

               (v) except to the extent reflected in or reserved against in the Current Balance Sheet, any Liabilities relating to or arising out of the ownership or use of the Quitclaim IP (including the transfer thereof pursuant to the Quitclaim) prior to Closing; and

               (vi) any Liabilities for Pre-Closing Taxes and Transfer Taxes.

Seller shall not have any right of contribution from Target or Buyer with respect to any Loss claimed by a Buyer Indemnified Party. Notwithstanding anything to the contrary herein, Buyer shall have no right of indemnification for Liabilities arising out of the matters set forth in Schedule 1.1(a).

          (b) Buyer agrees to indemnify and hold Seller, its Affiliates and each of their respective officers, directors, and successors (the "SELLER INDEMNIFIED PARTIES"; and, together with the Buyer Indemnified Parties, the "INDEMNIFIED PARTIES"), harmless against any and all Losses incurred or sustained by Seller Indemnified Parties, or any of them, directly or indirectly, as a result of or arising in connection with the following:

               (i) any breach or inaccuracy of a representation or warranty of Buyer contained in this Agreement as of the date of hereof and as of the Closing Date as if such representation or warranty were made as of the Closing Date (except for representations and warranties that refer to facts existing as of a specific date, which shall be true and correct as of such date) or in any certificate or other instruments delivered by or on behalf of Buyer pursuant to this Agreement;

               (ii) any failure by Buyer to perform or comply with any covenant applicable to it contained in this Agreement;

               (iii) the operation of the Business by Buyer after Closing;

               (iv) any Liability arising out of the matters described on
Schedule 1.1(a); and

               (v) any Liabilities for Taxes of the Target, any of its Subsidiaries, their respective operations or the Business arising in any taxable period or portion thereof beginning after the Closing Date, except to the extent attributable to a breach of SECTION 2.10.

          (c) Except as provided for in SECTION 7.4, the aggregate liability of the Seller Indemnified Parties, on the one hand, and the Buyer Indemnified Parties, on the other hand, in respect of claims for indemnification made hereunder pursuant to SECTION 7.2(A) and SECTION 7.2(B) shall be limited in the aggregate to 20% of the Purchase Price (the "CAP"); provided, however, that claims for indemnification made hereunder pursuant to (i) SECTIONS 7.2(A)(I) (with respect to breaches or inaccuracies of representations and warranties contained in SECTIONS 2.1, 2.2, 2.3, 2.4, and 2.28 only) 7.2(A)(II), 7.2(A)(IV),
7.2(A)(V) and 7.2(B)(V) shall not be limited to the Cap but instead shall be limited in the aggregate to the amount of the Purchase Price.

     7.3 ESCROW ARRANGEMENTS; THRESHOLD AMOUNTS AND DETERMINATION OF LOSSES; CLAIMS PROCEDURES.

          (a) ESCROW FUND. By virtue of this Agreement and as security for the indemnity obligations provided for in SECTION 7.2(A) hereof, at the Closing, Seller will be deemed to have received and deposited with the Escrow Agent an amount in cash equal to $5,800,000 (such amount, the "ESCROW AMOUNT") without any act of Seller. The Escrow Amount shall be available to compensate the Buyer Indemnified Parties, or any of them, for any claims by any such party for any Losses suffered or incurred by it and for which it is entitled to recovery under this ARTICLE VII; provided, however, that notwithstanding anything to the contrary contained herein, in no event shall any Indemnified Party's right to or claim of indemnification hereunder be limited by the Escrow Amount or shall the Escrow Fund (as defined below) be such Indemnified Party's only recourse for any such claim for indemnification hereunder. Prior to making any indemnification claim against Seller directly, a Buyer Indemnified Party shall first make a claim against the Escrow Fund to the extent that the amounts in the Escrow Fund are sufficient to satisfy all Losses reflected in Officers' Certificate(s) in full; provided, however, that a Buyer Indemnified Party may make an indemnification claim against Seller directly without having to first make a claim against the Escrow Fund to the extent that all Losses identified in Officers' Certificates relating to SECTION 7.2(A)(VI), or for a Net Working Capital Shortfall, exceed $250,000. Promptly after the Closing, the Escrow Amount, without any act of Seller, will be deposited with the Escrow Agent, such deposit of the Escrow Amount to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

          (b) THRESHOLD AMOUNT; DETERMINATION OF LOSSES. Notwithstanding any provision of this Agreement to the contrary, an Indemnified Party may not recover any Losses under SECTION 7.2(A)(I) or SECTION 7.2(B)(I) unless and until one or more Officer's Certificates (as defined below) identifying such Losses under SECTION 7.2(A)(I) or SECTION 7.2(B)(I) in excess of $580,000 in the aggregate (the "THRESHOLD AMOUNT") has or have been delivered to Seller or Buyer, as the case may be, as provided in SECTION 7.3(F) hereof (and, in the case of a delivery to Seller prior to the end of the Escrow Period (as defined in SECTION 7.3(C)), a copy of such Offer's Certificate shall also be delivered to the Escrow Agent), in which case such Indemnified Party shall be entitled to recover all Losses so identified including the Threshold Amount. In addition, in determining the amount of any Losses suffered by any Indemnified Party hereunder resulting from any breach or inaccuracy of a representation or warranty and whether the Threshold Amount is exceeded, such representation or warranty (other than the representations and warranties contained in SECTION 2.32) shall be read and the amount of any such Losses determined without regard to any qualification or exception relating to materiality or Material Adverse Effect or any similar qualification or standard contained in such representation or warranty. For the purposes hereof, "OFFICER'S CERTIFICATE" shall mean a certificate signed by any officer of an Indemnified Party: (1) stating that such Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated Liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

          (c) ESCROW PERIOD; DISTRIBUTION UPON TERMINATION OF ESCROW PERIODS. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m. Indian time on the Business Day immediately following the first anniversary of the Closing Date (the "ESCROW PERIOD"); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Buyer, is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Seller and the Escrow Agent prior to the end of the Escrow Period with respect to facts and circumstances existing prior such time. As soon as all such claims have been resolved, the Escrow Agent shall deliver to Seller the remaining portion of the Escrow Fund, if any, not required to satisfy such claims.

          (d) PROTECTION OF ESCROW FUND.

               (i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund in accordance with the terms of this Agreement and not as the property of Buyer and shall hold and dispose of the Escrow Fund only in accordance with the terms of this ARTICLE VII.

               (ii) If the Escrow Agent shall have received specific written investment instruction from Buyer (which shall include instruction as to term to maturity, if applicable), on a timely basis, the Escrow Agent shall invest the Escrow Fund in Eligible Investments, pursuant to and as directed in such instruction. "ELIGIBLE INVESTMENTS" shall mean (A) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (B) obligations (including certificates of deposit and banker's acceptances) of any domestic commercial bank having capital and surplus in excess of $500,000,000;
(C) repurchase obligations for underlying securities of the type described in clause (A); (D) investment in money market mutual funds investing solely in the securities described in (A) and (C) above, and (E) investment in the Escrow Agent's "Insured Money Market Account" ("IMMA"), as described in EXHIBIT G hereto. If otherwise qualified, obligations of the Escrow Agent or any of its affiliates shall qualify as Eligible Investments. Notwithstanding the foregoing, Eligible Investments shall be limited to those instruments readily obtainable and routinely offered by the Escrow Agent's Corporate Trust Services.

               (iii) Absent its timely receipt of such specific written investment instruction from Buyer, the Escrow Agent shall have no obligation or duty to invest (or otherwise pay interest on) the Escrow Fund; provided, however, that in the event the Escrow Agent shall not have received such written investment instruction, the Escrow Agent shall be authorized to invest any of the Escrow Fund in the Escrow Agent's IMMA until such investment instruction is received. All earnings received from the investment of the Escrow Fund shall be credited to, and shall become a part of, the Escrow Fund (and any losses on such investments shall be debited to the Escrow Fund). The Escrow Agent shall have no liability for any investment losses, including without limitation any market loss on any investment liquidated prior to maturity in order to make a payment required hereunder.

               (iv) The Interested Parties agree that, for Tax reporting purposes, all interest and other income earned from the investment of the Escrow Fund in any Tax year shall, (A) to the extent such interest or other income is distributed by the Escrow Agent to any person or entity pursuant to the terms of this Agreement during such tax year, be reported as allocated to such person or entity and, (B) otherwise, be reported as allocated to Seller.

          (e) CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER. Each of the Interested Parties hereto agrees to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent upon the execution and delivery of this Agreement. The Interested Parties understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Property. Each of the Interested Parties agrees to instruct the Escrow Agent in writing with respect to the Escrow Agent's responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement.

          (f) CLAIMS FOR INDEMNIFICATION. In order to seek indemnification under
SECTION 7.2, an Indemnified Party shall deliver an Officer's Certificate to Seller or Buyer, as the case may be, (and, in the case of a delivery to Seller prior to the end of the Escrow Period, a copy of such Offer's Certificate shall also be delivered to the Escrow Agent) at any time on or before (i) the last day of the Escrow Period (in the case of a claim against the Escrow Fund) or (ii) the applicable Survival Date. In the case of a claim against the Escrow Fund, unless the Escrow Agent shall have received an Objection Notice from Seller pursuant to SECTION 7.3(G) below, the Escrow Agent shall promptly, and in no event later than the third Business Day after the end of the thirtieth (30th) day after its receipt of the Officer's Certificate relating thereto, deliver to the Indemnified Party from the Escrow Fund an amount equal to the Loss set forth in such Officer's Certificate. Any payment from the Escrow Fund to Indemnified Parties shall be made in cash in immediately available funds. In all cases, if Seller or Buyer, as applicable, does not to object in writing pursuant to
SECTION 7.3(G) below within the thirty (30)-day period after delivery by an Indemnified Party of an Officer's Certificate, such failure to so object shall be an irrevocable acknowledgment by such party that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer's Certificate.

          (g) OBJECTIONS TO CLAIMS FOR INDEMNIFICATION. If an Officer's Certificate is delivered to Buyer or Seller, Seller or Buyer, as applicable, shall have a period of thirty (30) days thereafter to object in a written statement to the claim made in the Officer's Certificate (an "OBJECTION NOTICE"), which shall be delivered to Buyer or Seller, as the case may be prior to the end of such thirty (30)-day period (and, in the case of a delivery to Buyer, a copy of such Objection Notice shall also be delivered to the Escrow Agent). In the case of a claim against the Escrow Fund, at the time of delivery of any Officer's Certificate to the Escrow Agent, the Escrow Agent shall make no delivery to Buyer of any Escrow Amount pursuant to SECTION 7.3(F) (other than Agreed-Upon Losses as described below) for a period of thirty (30) days after such delivery, unless the Escrow Agent shall have received written authorization from Seller to make such delivery. After the expiration of such thirty (30)-day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund in accordance with SECTION 7.3(F) equal to the amount of Losses claimed in the Officer's Certificate, provided that no such payment or delivery may be made if Seller shall have delivered to Buyer and the Escrow Agent an Objection Notice as contemplated and within the time period specified by this SECTION 7.3(G).

          (h) RESOLUTION OF CONFLICTS; ARBITRATION.

               (i) In case of a delivery of an Objection Notice in accordance with SECTION 7.3(G) hereof (other than Agreed-Upon Losses as defined in SECTION 7.3(H)(V) hereof), Seller and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

               (ii) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Objection Notice, either Buyer or Seller may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Buyer and Seller. In the event that, within thirty (30) days after submission of any dispute to arbitration, Buyer and Seller cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Buyer and Seller shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If Seller fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Buyer.

               (iii) Any such arbitration shall be held in New York, New York, under the rules then in effect of the American Arbitration Association. All expenses relating to the arbitration (but excluding each parties' own expenses) shall be paid, including without limitation, the fees of each arbitrator and the administrative fee of the American Arbitration Association shall be paid as follows: fifty percent (50%) by Buyer and fifty percent (50%) by Seller; provided, however, that each party shall bear its own respective expenses relating to the arbitration, including without limitation, legal and expert witness fees. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within ten (10) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

               (iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute among the Buyer or Seller, on the one hand, and any Indemnified Party, on the other hand, under this ARTICLE VII hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this ARTICLE VII.

               (v) This SECTION 7.3(H) shall not apply to claims against the Escrow Fund made in respect of any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of SECTION 7.3(J) hereof (each, an "AGREED-UPON LOSS"). Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in
SECTION 7.3(F) above.

               (i) THIRD-PARTY CLAIMS. In the event Buyer or Seller, as the case may be, becomes aware of a third party claim (other than a claim that is the subject of an Agreed-Upon Loss) (a "THIRD PARTY CLAIM"), such party shall notify the other of such claim, and to the extent that such Third-Party Claim is reasonably believed by Seller to result in a demand against the Escrow Fund, Seller shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Buyer shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of Seller, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. If there is a third-party claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued in defense of such third-party claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. Notwithstanding anything in this Agreement to the contrary, this SECTION 7.3(I) shall not apply to any third party claim that is the subject of an Agreed-Upon Loss. Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in
SECTION 7.3(H)(V) above.

          (j) ESCROW AGENT'S DUTIES.

               (i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Buyer and Seller and agreed to by the Escrow Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent's duties hereunder are ministerial in nature and shall not be deemed fiduciary. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

               (ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other Person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey any applicable Orders. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such Order being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

               (iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

               (iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

               (v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except those resulting from the gross negligence or willful misconduct of the Escrow Agent. The Escrow Agent shall not incur any such Liability for (A) any act or failure to act made or omitted in good faith or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with its own legal counsel in connection with performing the Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any Person acting or purporting to act on behalf of any party to this Agreement.

               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the amounts in the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the amounts in the Escrow Fund held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the "AGENT INTERPLEADER EXPENSES") and which the parties agree to pay as follows: fifty percent (50%) to be paid by Buyer, fifty percent (50%) to be paid by Seller.

               (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, Liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the

Escrow Agent (the "AGENT INDEMNIFICATION EXPENSES") as follows: fifty percent (50%) to be paid by Buyer, fifty percent (50%) to be paid by Seller.

               (viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Buyer and Seller; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Buyer and Seller shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of New York. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and Liability under this Agreement.

          (k) FEES. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Buyer in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Buyer, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

          (l) CUSTOMER IDENTIFICATION PROGRAM. Each of the signing parties to this Agreement acknowledge receipt of the notice set forth on EXHIBIT H attached hereto and made part hereof and that information may be requested to verify their identities.

          (m) SUCCESSOR ESCROW AGENTS. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

     7.4 EXCLUSIVE REMEDY. Except (i) for intentional misrepresentation or fraud and (ii) as provided for in SECTIONS 2.27 and 5.1(C), indemnification pursuant to the provisions of this ARTICLE VII shall be the sole and exclusive remedy of the parties relating to the Agreement and the transactions contemplated hereby.

     7.5 LIMITATION OF LIABILITY. Nothing herein shall limit the Liability of Buyer or Seller for any willful breach of any representation or warranty contained in this Agreement or any Related Agreement or any covenant contained in Section 4.1 (introductory paragraph), 4.1(a), 4.1(b), 4.1(g), 4.1(k), 4.1(q),
4.1(u) (Section 4.1(u) solely to the extent relating to the foregoing Sections),
Section 4.2 and Section 5.12 or for fraud if the Acquisition Transactions are not consummated; provided, however, that in no event shall such Liability exceed the amount of the Purchase Price if the Acquisition Transactions are not consummated. Notwithstanding anything to the contrary contained herein, the Seller shall not be liable under this Agreement for any of the following and the Buyer Indemnified Parties shall not be entitled to indemnification:

          (a) in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable or is accrued for by Buyer or a subsidiary of Buyer;

          (b) in respect of any matter, act, omission or circumstances (or any combination thereof) (including, for the avoidance of doubt, the aggravation of a matter or circumstance) to the extent that the same would not have occurred but for:

               (i) any deliberate or wilful act, omission or transaction of the Buyer or its directors, employees or agents or successors in title or on and from the Closing Date that is done or omitted to be other than in the ordinary course or without the consent of the Seller;

               (ii) the passing of, or any change in, or change in interpretation of, after the date of this Agreement, any law, rule, regulation, policy or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of taxes or any imposition of taxes or any withdrawal of relief from taxes not actually (or prospectively) in effect at the date of this Agreement; except that the Seller shall be liable to the extent of any breach of SECTION 2.10;

               (iii) any change in accounting or tax policy, bases or practice of the Target or its Subsidiaries introduced or having effect after Closing Date which have or should have been made for any pre-Closing period, pursuant to the generally accepted accounting principles as per the applicable law; except that the Seller shall be liable to the extent of any breach of SECTION 2.10;

          (c) in respect of any liability to the extent that provision, allowance or reserve in respect thereof has been expressly and adequately made in the Current Balance Sheet; or

          (d) except as otherwise specifically provided for in this Agreement, for any special, indirect or consequential damages or losses of any kind (including but not limited to loss of profits, loss of revenue, loss of use, loss of production, costs of capital or costs connected with the interruption of operation), regardless of the legal theory on which the claim is based, shall be recoverable hereunder.

If any third party claim is made against Buyer and by reason of or in consequence of which Seller shall be liable for indemnification hereunder relating to a breach or inaccuracy in a representation or warranty of Seller, the Buyer shall as soon as reasonably practicable and in any event within 15 calendar days gives written notice thereof to Seller and if a breach is capable of being remedied, the Buyer shall not be entitled to indemnification or compensation for any breach unless the Seller is given written notice of such failure and fails to fully remediate such breach (such that none of the Buyer Indemnified Parties shall suffer any Losses with respect to such breach or inaccuracy) within 30 calendar days of such notice.

     7.6 INSURANCE CLAIMS. The Buyer shall not be entitled to recover from the Seller under this Agreement more than once in respect of the same losses suffered and, without prejudice to the generality of the foregoing, the Seller shall not be liable in respect of any breach of the Agreement if and to the extent that the losses resulting from or connected with such breach are or have been included in a claim which has been already been fully satisfied by the Seller. To the extent that a Loss is covered by insurance, in order for any Buyer Indemnified Party to be entitled to recover for such Loss from Seller, the Buyer shall be obligated to make a claim from the insurance carrier with respect to such Loss to the maximum extent permitted under the policy; provided, however, that notwithstanding anything contained herein to the contrary, the Survival Date and the Escrow Period shall be tolled and extended with respect to any claim made by a Buyer Indemnified Party with respect to a Loss for which the Buyer seeks to obtain insurance proceeds until the date that is five (5) Business Days following the date such proceeds are remitted to Buyer or the claim is denied by the insurance carrier.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

     8.1 TERMINATION. Except as provided in SECTION 8.1 hereof, this Agreement may be terminated and the Share Purchase abandoned at any time prior to the
Closing:

          (a) by unanimous agreement of Seller and Buyer;

          (b) by Buyer or Seller if the Closing Date shall not have occurred by May 1, 2007; provided, however, that the right to terminate this Agreement under this SECTION 8.1(B) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Share Purchase to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by Buyer or Seller if: (i) there shall be a final non-appealable Order in effect preventing consummation of Acquisition Transactions, or (ii) there shall be any Law or Order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental or Regulatory Body that would make consummation of the Closing illegal;

          (d) by Buyer if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Seller or Focus Softek contained in this Agreement such that the conditions set forth in SECTION 6.2(A) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Seller or Focus Softek, as applicable; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

          (e) by Seller if neither Seller nor Focus Softek is in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement such that the conditions set forth in SECTION 6.3(A) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

     8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in SECTION 8.1 hereof, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Buyer, Seller, its Subsidiaries, or Focus Softek, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for breaches of this Agreement prior to its termination in accordance with SECTION 7.5; and provided, further, that the provisions of SECTIONS 5.3, 5.4 and 5.5 hereof, ARTICLE IX hereof and this SECTION 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VIII.

     8.3 AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

     8.4 EXTENSION; WAIVER. At any time prior to the Closing, Buyer, on the one hand, and Seller, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and
(iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

               (a)  if to Buyer, to:

                    Nuance Communications, Inc.
                    One Wayside Road
                    Burlington, MA 01803
                    Attention: General Counsel
                    Facsimile No.: (408) 317-0310

                    with a copy (which shall not be deemed notice) to:

                    Wilson Sonsini Goodrich & Rosati
                    Professional Corporation
                    650 Page Mill Road
                    Palo Alto, CA 94304
                    Attention: Robert D. Sanchez, Esq.
                               Bradley L. Finkelstein, Esq.
                    Facsimile No.: (650) 493-6811

               (b)  if to Seller or Focus Softek, to:

                    Bethany Advisors Inc.
                    c/o Sears Wiederkehr Hugelshofer
                    Bahnhofstrasse 48
                    (Entrance Augustinergasse from the back alley)
                    8023 Zurich
                    Switzerland
                    Attention: Mr Markus Hugelshofer
                    Facsimile No.: +41 (0)44 215 99 00

                    with a copy (which shall not be deemed notice) to:

                    Khaitan & Co.
                    Meher Chambers
                    4th and 5th Floors, R K Marg
                    Ballard Estate
                    Mumbai, 400 038, India
                    Attention:  Haigreve Khaitan
                    Facsimile No.: 011-91-22-6636-5007
                    and (which shall not be deemed notice) to:

                    Goodwin Procter LLP
                    901 New York Avenue, N.W.
                    Washington, DC  20001
                    Attention:  J. Hovey Kemp, Esq.
                    Facsimile No.: (202) 346-4444

               (c)  if to Escrow Agent, to:

                    U.S. Bank National Association
                    225 Asylum Street, 23rd Floor
                    Hartford, CT 06103
                    Attention: Crystal Deperry
                    Facsimile No.: (866) 856-9822

     9.2 INTERPRETATION. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "share" or "stock" shall be used interchangeably and shall mean either one as the context may require. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The symbol "$" shall refer to U.S. dollars and where limitations on conduct are imposed in SECTION 4.1, or thresholds are established in ARTICLE II or ARTICLE VII, such U.S. dollar amounts shall include foreign currency equivalents of such U.S. dollar amounts at then prevailing foreign currency exchange rates.

     9.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     9.4 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, the Exhibits hereto, and the Disclosure Schedule, and the documents and instruments, the Related Agreements and the other agreements among the parties hereto referenced herein:
(i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, including, for the avoidance of doubt, that certain Memorandum of Understanding sent to Seller by Buyer on November 25, 2006, (ii) are not intended to confer upon any other Person any rights or remedies hereunder, and (iii) shall not be assigned by operation of Law or otherwise, except that Buyer may assign its rights and delegate its obligations hereunder to any of its Subsidiaries or Affiliates as long as Buyer remains ultimately liable for all of Buyer's obligations hereunder.

     9.5 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.6 OTHER REMEDIES. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     9.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within New York County, State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

     9.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     9.9 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Buyer, Seller, FIIPL, Focus Softek and the Escrow Agent have caused this Agreement to be signed, all as of the date first written above.

                                        NUANCE COMMUNICATIONS, INC.


                                        By: /s/ Paul Ricci
                                            ------------------------------------
                                        Name: Paul Ricci
                                        Title: Chairman and Chief Executive
                                               Officer


                                        BETHANY ADVISORS INC.


                                        By: /s/ Anirudh Baheti
                                            ------------------------------------
                                        Name: Anirudh Baheti
                                        Title: Authorized Person


                                        FOCUS SOFTEK INDIA (PRIVATE) LIMITED
                                        (solely with respect to SECTIONS 1.1,
                                        1.3, 1.5(B), 1.10 and the Sections of
                                        ARTICLE IX related thereto)


                                        By: /s/ Anirudh Baheti
                                            ------------------------------------
                                        Name: Anirudh Baheti
                                        Title: Director


                                        U.S. BANK NATIONAL ASSOCIATION,
                                        as Escrow Agent


                                        By: /s/ Arthur Blakeslee
                                            ------------------------------------
                                        Name: Arthur L. Blakeslee
                                        Title: Vice President

                   SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT